                                                                     EXHIBIT 2.2

                AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER



                                  By and Among


                                 MOTOROLA, INC.,

                            SCG HOLDING CORPORATION,


                    SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC,


                        TPG SEMICONDUCTOR HOLDINGS CORP.


                                       and

                       TPG Semiconductor ACQUISITION Corp.

                                   Made as of

                                  May 11, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS


1.1    Previously Defined Terms................................................4

1.2    General Definitions.....................................................4

1.3    Interpretation.........................................................23

                                   ARTICLE II

                               THE REORGANIZATION

2.1    Reorganization Agreement...............................................23

                                   ARTICLE III

                   THE RECAPITALIZATION, MERGER AND REDEMPTION

3.1   The Merger..............................................................24

3.2   Effective Time..........................................................24

3.3   Effect of the Merger....................................................24

3.4   Certificate of Incorporation; By-Laws...................................25

3.5   Directors and Officers..................................................25

3.6   Conversion of Company Stock.............................................25

3.7   The Redemption..........................................................26

3.8   Sales and Transfer Taxes................................................29

                                   ARTICLE IV

                              RELATED TRANSACTIONS

4.1   Related Transactions....................................................31

4.2   Transaction Structure...................................................32

                                    ARTICLE V

                                   THE CLOSING

5.1   Closing and Closing Date................................................33

5.2   Closing Deliveries......................................................34

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

                                   ARTICLE VI

                       PRE-CLOSING DELIVERIES AND FILINGS

6.1   Company Deliveries......................................................38

6.2   TPG Acquisition Delivery................................................39

6.3   H-S-R Filing............................................................39

6.4   Other Filings...........................................................40

                                ARTICLE VII

                   PRE-CLOSING COVENANTS AND AGREEMENTS

7.1   Pre-Closing Covenants...................................................40

7.2   Press Releases..........................................................45

7.3   Exclusivity.............................................................45

7.4   Satisfaction of Conditions..............................................45

7.5   Replacement of Guarantees, Etc..........................................46

7.6   Financing...............................................................48

7.7   Permits.................................................................49

7.8   Access to Information...................................................49

7.9   Final Determination of Assets, Liabilities..............................49

7.10  Refinance or Renegotiation of Joint Venture Indebtedness................50

7.11  Leshan JV...............................................................51

7.12  Company/SCI Ground Lease................................................51

7.13  Company Notes...........................................................52

                                  ARTICLE VIII

                   WARRANTIES AND REPRESENTATIONS OF MOTOROLA

8.1   Due Incorporation.......................................................53

8.2   Qualification...........................................................54

8.3   Investments.............................................................54

8.4   Capitalization..........................................................54

8.5   Due Authorization.......................................................57

8.6   No Conflicts............................................................58

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE


8.7   Good Title and Lease....................................................59

8.8   Compliance; Permits.....................................................60

8.9   Financial Statements....................................................61

8.10  Absence of Certain Changes or Events....................................61

8.11  No Undisclosed Liabilities..............................................62

8.12  Absence of Litigation...................................................62

8.13  Restrictions on Business Activities.....................................63

8.14  Real Property...........................................................63

8.15  Tangible Assets.........................................................65

8.16  Taxes...................................................................65

8.17  Environmental Matters...................................................69

8.18  Year 2000...............................................................70

8.19  Product Liability and Recalls...........................................71

8.20  Related Party Transactions..............................................71

8.21  Necessary Assets and Rights.............................................72

8.22  Contracts, Agreements and Instruments Generally.........................72

8.23  Reorganization Agreement................................................74

8.24  Orders, Commitments and Returns.........................................74

8.25  Accounts Receivable; Inventory..........................................74

8.26  Major Suppliers.........................................................75

8.27  Absence of Certain Practices............................................75

8.28  Disclaimers of Motorola.................................................76

                                   ARTICLE IX

            WARRANTIES AND REPRESENTATION OF TPG ACQUISITION AND TPG
                                     HOLDING

9.1   TPG Holding - Duly Organized............................................76

9.2   TPG Acquisition - Duly Organized........................................77

9.3   TPG Acquisition - Capital Stock.........................................77

9.4   Required Corporate Action...............................................77

9.5   Binding Agreement.......................................................77

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE


9.6   No Conflicts............................................................77

9.7   Financing...............................................................79

9.8   Inspections; Limitation of Warranties...................................79

9.9   Consents................................................................80

9.10  Litigation..............................................................81

                                    ARTICLE X

                                   TAX MATTERS

10.1  Tax Indemnification.....................................................81

10.2  Apportionment of Taxes..................................................82

10.3  Tax Returns.............................................................84

10.4  Survival................................................................85

10.5  Exclusive Remedy........................................................85

10.6  Contests................................................................85

10.7  Characterization as Price Adjustment....................................87

10.8  Prior Tax Sharing Agreements............................................88

10.9  Section 338(h)(10) Election.............................................88

10.10 Cooperation on Tax Matters..............................................89

                                   ARTICLE XI

                                 INDEMNIFICATION

11.1  Survival Periods........................................................90

11.2  Indemnification By Motorola.............................................90

11.3  Indemnification by the Company..........................................92

11.4  Certain Indemnities.....................................................93

11.5  General Indemnification Procedures......................................93

11.6  Certain Environmental Indemnification Procedures........................97

11.7  Allocation of Shared Remediation Costs..................................99

11.8  Net Recovery...........................................................101

11.9  Certain Limitations....................................................101

11.10 Availability of Remedies...............................................102

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE

                                   ARTICLE XII

             CONDITIONS OF CLOSING APPLICABLE TO TPG ACQUISITION AND
                                   TPG HOLDING


12.1  No Termination.........................................................103

12.2  Bring-Down of Warranties...............................................103

12.3  No Proceedings.........................................................104

12.4  Reorganization Agreement...............................................104

12.5  Stockholders Agreement.................................................104

12.6  Required Consents and Approvals........................................104

12.7  Adequate Financing.....................................................104

12.8  Accounting Treatment...................................................105

12.9  Necessary Proceedings..................................................105

12.10 Expiration of H-S-R Waiting Period.....................................105

12.11 Delivery of Financial Statements.......................................105

12.12 Information Technology Conversion......................................105

12.13 Pension Plan Funding...................................................106

12.14 Joint Venture Financing................................................106

12.15 Inventory..............................................................106

12.16 Title Insurance........................................................106

12.17 Delivery of Financial Information......................................107

                                  ARTICLE XIII

                  CONDITIONS TO CLOSING APPLICABLE TO MOTOROLA


13.1  No Termination.........................................................107

13.2  Bring Down of Warranties...............................................107

13.3  No Proceedings.........................................................107

13.4  Reorganization Agreement...............................................108

13.5  Stockholders Agreement.................................................108

13.6  Payment of Company Notes...............................................108

13.7  Necessary Proceedings..................................................108

                                TABLE OF CONTENTS
                                   (continued)
                                                                            PAGE


13.8  Expiration of H-S-R Waiting Period.....................................109

13.9  Solvency Opinion.......................................................109

                                   ARTICLE XIV

                                   TERMINATION

14.1  Termination Events.....................................................109

14.2  Termination Fee........................................................112

                                   ARTICLE XV

                              POST-CLOSING MATTERS

15.1  Further Assurances.....................................................113

                                   ARTICLE XVI

                                  MISCELLANEOUS

16.1  Expenses...............................................................113

16.2  Financial Advisors' Fees...............................................114

16.3  Survival of Warranties.................................................115

16.4  Entire Agreement.......................................................115

16.5  Counterparts...........................................................116

16.6  Savings Clause.........................................................116

16.7  Successors and Assigns.................................................116

16.8  No Third-Party Beneficiary; No Recourse................................117

16.9  Captions...............................................................117

16.10 Governing Law and Consent to Jurisdiction..............................117

16.11 Notices................................................................118

16.12 U.S. Dollars...........................................................119

16.13 Amendment; Waiver......................................................119

16.14 Specific Performance...................................................119


                                    EXHIBITS
                                    --------

Exhibit                              Description                           Section Reference
-------                              -----------                           -----------------
A                        Form of Amended and Restated                            1.2
                         Intellectual Property Agreement
B-1                      Semiconductor Products                                  1.2
B-2                      Purchased Assets-Equipment                              1.2
C                        Form of Company/SCI LLC Bill of Sale                    1.2
D                        Form of Quit-Claim Deed, Bill of Sale and               1.2
                         Severance Agreement of Buildings and Fixtures
                         Only and Not of Land
E                        Existing Motorola Non-U.S. Entities                     1.2
F                        Motorola Transferors                                    1.2
G                        SCG Post-Closing Entities                               1.2
H                        Terms of SCI LLC Junior Notes                           1.2
I                        Significant Properties                                  1.2
J                        Terms of Surviving Corporation Preferred Stock          1.2
K                        Cody Restructuring                                      1.2
L                        Certificate of Incorporation of the Surviving           3.4(a)
                         Corporation
M                        By-Laws of the Surviving Corporation                    3.4(b)
N                        TPG Financing Commitments                               6.2
O                        Joint Venture Credit Facilities                         7.10
P                        Leshan JV Term Sheet                                    7.11
Q                        Tax Methodology                                        10.9
R                        Terms of Stockholders Agreement                        12.5

AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

          This Agreement and Plan of Recapitalization and Merger (this "AGREEMENT") made as of 11th day of May, 1999 by and among Motorola, Inc., a Delaware corporation ("MOTOROLA"), SCG Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of Motorola, formerly known as "Motorola Energy Systems, Inc." (the "COMPANY"), Semiconductor Components Industries, LLC, a Delaware limited liability company ("SCI LLC"), the sole member of which is the Company, TPG Semiconductor Holdings Corp., a Delaware corporation ("TPG HOLDING"), and TPG Semiconductor Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TPG Holding ("TPG ACQUISITION").

                                    RECITALS

          WHEREAS,

          A. Motorola owns all of the issued and outstanding capital stock of the Company;

          B. The Company has authorized capital stock consisting of 1,000 shares of common stock, without par value ("COMPANY STOCK"), of which 100 shares are outstanding as of the date hereof;

          C. The Company owns all of the membership interests of SCI LLC;

          D. TPG Acquisition has authorized capital stock consisting of 1,000 shares of common stock, par value $0.01 per share ("TPG ACQUISITION STOCK"), all of which are outstanding as of the date hereof;

          E. TPG Holding owns all of the issued and outstanding capital stock of TPG Acquisition;

          F. At the Closing, the Company shall consummate the Company/SCI Asset Transfer pursuant to which the Company shall receive SCI LLC Junior Notes in the aggregate principal amount of $91.0 million;

          G. At the Closing, SCI LLC and certain SCG Parties will enter into that certain senior secured loan agreement (the "SENIOR SECURED LOAN AGREEMENT") by and between SCI LLC and a group of lenders led by the Chase Manhattan Bank (together, the "SENIOR SECURED LENDER") providing for a senior secured term loan to SCI LLC of $800.0 million (the "SENIOR SECURED LOAN");

          H. Prior to the Closing, SCI LLC will enter into a senior subordinated notes subscription agreement (the "SUBORDINATED NOTES SUBSCRIPTION AGREEMENT") among SCI LLC and Chase Securities Inc. (the "PLACEMENT AGENT") providing for the purchase of $400.0 million in senior subordinated notes by the Placement Agent to be privately placed pursuant to Rule 144A under the Securities Act (the "SUBORDINATED NOTES");

          I. At the option of TPG Acquisition, in lieu of the placement of the Subordinated Notes, at the Closing SCI LLC will enter into a bridge loan agreement (the "BRIDGE FINANCING AGREEMENT") among SCI LLC and a group of lenders led by The Chase Manhattan Bank (together, the "BRIDGE LENDERS") for an aggregate amount of $400.0 million (the "BRIDGE LOAN").

          J. SCI LLC shall use a portion of the proceeds received from the Financing to purchase Company Notes or to lend or to contribute amounts (directly or indirectly) to subsidiaries for the purpose of purchasing or paying the Company Notes in full, and the remainder of such proceeds shall be distributed to the Company and/or used to pay transaction costs;

          K. At the Closing, TPG Holding will purchase from Motorola 30 shares of Company Stock for aggregate consideration of $307.5 million;

          L. Motorola and TPG Holding shall cause TPG Acquisition to merge with and into the Company (the "MERGER") pursuant to which:

                   (i)   the separate existence of TPG Acquisition shall cease;

                  (ii)   the Company shall continue as the Surviving
                         Corporation;

                 (iii) each share of the Company Stock shall be converted into 3,000 shares of Surviving Corporation Stock (after which (a) TPG Holding shall hold 90,000 shares of Surviving Corporation Stock and (b) Motorola shall hold 210,000 shares of shares of Surviving Stock); and

                  (iv) the TPG Acquisition Stock shall be converted into Surviving Corporation Preferred Stock having an original liquidation preference of $150 million; and

          M. Motorola shall cause the Surviving Corporation to redeem (the "REDEMPTION") from Motorola 200,000 shares of Surviving Corporation Stock (after which Motorola shall hold 10,000 shares of Surviving Corporation Stock ) in exchange for:

                   (i) the SCI LLC Junior Notes in the principal amount of $91.0 million;

                  (ii) Surviving Corporation Preferred Stock having an original liquidation preference of $59.0 million; and

                 (iii) the Redemption Cash Consideration (directly or indirectly through payment and/or purchase of the Company Notes);

          N. It is the intent of the parties that the sum of the Stock Purchase Price and the Redemption Cash Consideration (before giving effect to the adjustments set forth in SECTION 3.7) shall be $1.4325 billion; and

          O. It is intended that the transactions contemplated hereby be recorded as a recapitalization of the Company for financial reporting purposes.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Motorola, the Company, SCI LLC, TPG Holding and TPG Acquisition covenant and agree as follows:

                                    Article I

                                   DEFINITIONS

          1.1 PREVIOUSLY DEFINED TERMS. Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided herein or unless the context hereof clearly requires otherwise.

          1.2 GENERAL DEFINITIONS. The following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

          "ADSP" has the meaning ascribed to such term in SECTION 10.9.

          "AFFILIATE" of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, "CONTROL" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

          "AMENDED AND RESTATED IP AGREEMENT" means the Amended and Restated Intellectual Property Agreement to be entered into as of the Closing Date by and between Motorola and SCI LLC, the form of which is attached hereto as EXHIBIT A.

          "ASSUMED LIABILITIES" has the meaning ascribed to such term in the Reorganization Agreement.

          "BALANCE SHEET" has the meaning ascribed to such term in SECTION
6.1(A).

          "BALANCE SHEET DATE" has the meaning ascribed to such term in SECTION 6.1(A).

          "BRIDGE FINANCING AGREEMENT" has the meaning ascribed to such term in paragraph I of the Recitals.

          "BRIDGE LENDERS" has the meaning ascribed to such term in paragraph I of the Recitals.

          "BRIDGE LOAN" has the meaning ascribed to such term in paragraph I of the Recitals.

          "BUSINESS" means the business and operations of the Semiconductor Components Group of Motorola including, without limitation, the design, development, manufacture, marketing and sale of the semiconductor products set forth on EXHIBIT B-1, it being understood, however, that the Business shall include (1) with respect to all patents, trademarks, know how, software, mask works, copyrights or other intellectual property, only those rights and obligations of the Company under the Amended and Restated IP Agreement; (2) the Purchased Assets, including without limitation the assets and properties set forth on EXHIBIT B-2, as such may be amended prior to Closing; and (3) all rights and obligations of the Company under the Collateral Agreements; PROVIDED, HOWEVER, that the term "Business" shall not include the Excluded Assets (except to the extent Excluded Assets may be used to provide benefits to the Company under a Collateral Agreement). Notwithstanding anything herein to the contrary, the term "Business" shall not include the business and operations of the Joint Ventures.

          "BUSINESS ACT" means the General Corporation Law of the State of Delaware.

          "BUSINESS DAY" means any day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their activities.

          "CAPITAL EXPENDITURE CERTIFICATE" shall have the meaning ascribed hereto in SECTION 3.7.

          "CAPITAL EXPENDITURE DEFICIT" means the excess (but not less than $0), if any, of (a) the product of $300,474 and the number of days elapsed between (and inclusive of) January 1, 1999 and the Closing Date over (b) the amount of cash actually expended to fund or in respect of capital maintenance and capital expenditures of or with respect to the Business for the period commencing on January 1, 1999 and ending on the Closing Date.

          "CAPITAL EXPENDITURE SURPLUS" means the excess (but not less than $0), if any, of (a) the lesser of (1) the amount of cash actually expended to fund or in respect of capital maintenance and capital expenditures of or with respect to the Business for the period commencing on January 1, 1999 and ending on the Closing Date, and (2) $109,673,000 over (b) the product of $300,474 and the number of days elapsed between (and inclusive of) January 1, 1999 and the Closing Date.

          "CERTIFICATE OF MERGER" has the meaning ascribed to such term in
SECTION 3.2.

          "CLAIM NOTICE" has the meaning ascribed to such term in SECTION
11.5(A).

          "CLAIM RESPONSE" has the meaning ascribed to such term in SECTION 11.5(A).

          "CLOSED CODY PROGRAM" has the meaning ascribed to such term in SECTION 3.7(E)(I).

          "CLOSING" has the meaning ascribed to such term in SECTION 5.1.

          "CLOSING DATE" has the meaning ascribed to such term in SECTION 5.1.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CODY CERTIFICATE" shall have the meaning ascribed thereto in SECTION 3.7.

          "CODY RESTRUCTURING" means the restructuring adopted by Motorola more particularly described in EXHIBIT K.

          "COLLATERAL AGREEMENTS" means the Amended and Restated IP Agreement, Transition Services Agreement, Employee Matters Agreement, Equipment Pass Down Agreement, SCG Foundry Agreement, SCG Assembly Agreement, Motorola Foundry Agreement, Motorola Assembly Agreement, Company/SCI Quit-Claim Deed, Bill of Sale and Severance Agreement of Buildings and Fixtures Only and Not of Land, Existing Ground Lease, SCG Master Lease Agreement, Motorola Facilities Lease Agreement and Equipment Lease and Repurchase Agreement.

          "COMPANY" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

          "COMPANY NOTES" means the Canada Note, China Note, Company China Note, Company Malaysia Note, Czech Note, Finland Note, France Note, Germany Note, Hong Kong Note, India Note, Israel Note, Italy Note, Japan Note, Korea Note, MESB Note, Mexico Note, MMSB Note, Motorola Switzerland Branch Note, Singapore Note, Spain Note, Sweden Note, Switzerland Note, Taiwan Note, Thailand Note and the U.K. Note, as applicable, and as such terms are defined in the Reorganization Agreement and such other similar notes as may be issued in respect of transactions contemplated by the Reorganization Agreement and SECTIONS 4.2 and
7.13 hereof.

          "COMPANY NOTES AMOUNT" has the meaning ascribed to such term in
SECTION 3.6(F).

          "COMPANY PERMITS" has the meaning ascribed to such term in SECTION 8.8(B).

          "COMPANY STOCK" has the meaning ascribed to such term in Recital B hereof.

          "COMPANY/SCI ASSET TRANSFER" shall mean (i) the transfer by the company to SCI LLC of certain personal property identified in Attachment A to the Company/SCI Bill of Sale in accordance with the terms of the Company/SCI Bill of Sale, (ii) the transfer of certain buildings in accordance with the terms of that certain Company/SCI Quit-Claim Deed, Bill of Sale and Severance Agreement of Buildings and Fixtures Only and Not of Land and (iii) the transfer of rights to certain real property to be effective in accordance with SECTION 7.12.

          "COMPANY/SCI BILL OF SALE" shall mean that certain Bill of Sale in the form attached hereto as EXHIBIT C attached hereto to be entered into on the Closing Date by and between the Company and SCI LLC.

          "COMPANY/SCI GROUND LEASE" shall mean that certain Ground Lease in the form to be agreed upon prior to Closing Date by Motorola and SCI LLC in accordance with SECTION 7.12 and to be entered into as of the Closing Date by and among SCI LLC and Motorola.

          "COMPANY/SCI QUIT-CLAIM DEED, BILL OF SALE AND SEVERANCE AGREEMENT OF BUILDINGS AND FIXTURES ONLY AND NOT OF LAND" shall mean that certain Quit-Claim Deed, Bill of Sale and Severance Agreement of Buildings and Fixtures Only and Not of Land in the form of EXHIBIT D attached hereto to be entered into on the Closing Date by and between the Company and SCI LLC.

          "CONTEST" has the meaning ascribed to such term in SECTION 10.6.

          "CONTRACTS" has the meaning ascribed to such term in SECTION 8.22.

          "CUSTOMER CONTRACTS" has the meaning ascribed to such term in SECTION 8.22(A).

          "DAMAGES" means any and all losses (including losses calculated as a multiple of a recurring cash flow or income statement impact, to the extent applicable), liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, claims, costs and expenses whatsoever (including reasonable attorneys', accountants' and environmental consultants' fees and disbursements) resulting from, arising out of or incident to (x) any matter for which indemnification is provided under this Agreement, or (y) the enforcement by an indemnified party of its rights to indemnification under this Agreement; PROVIDED, HOWEVER, that Damages shall not include consequential or incidental damages (other than consequential or incidental damages that are awarded to third parties under matters covered by the foregoing clause (x) above).

          "DEDUCTIBLE AMOUNT" has the meaning ascribed to such term in SECTION 11.2(B).

          "DEFENSE NOTICE" has the meaning ascribed to such term in SECTION 11.5(D).

          "DISCLOSURE LETTER" has the meaning ascribed to such term in SECTION 6.1(D).

          "DOJ" means the United States Department of Justice.

          "EFFECTIVE TIME" has the meaning ascribed to such term in SECTION 3.2.

          "EMPLOYEE MATTERS AGREEMENT" means that certain Employee Matters Agreement dated as of the date hereof by and among Motorola, the Company and SCI LLC.

          "ENVIRONMENTAL LAWS" means applicable federal, state, local or non-U.S. laws or any statute, ordinance, regulation, binding agreement with a Governmental Authority, Company Permit, or order, as the foregoing are enacted, amended, issued, interpreted, or entered into and in effect on the Closing Date, relating to pollution or protection of the environment, natural resources or human health, including laws relating to the Releases of Hazardous Substances.

          "ENVIRONMENTAL LIABILITIES" means all obligations and liabilities, whether direct or indirect, known or unknown, and in each case imposed by, under or pursuant to Environmental Laws (including, but not limited to, all such obligations and liabilities related to Remediations, and all fines, penalties, deficiencies, interest, awards, fees, capital costs, disbursements and expenses of counsel, experts, contractors, personnel and consultants) based on, arising out of or otherwise in respect of: (i) the Business; (ii) conditions existing on or under the Real Property or property or facilities formerly owned or operated by the Business; (iii) the Release of, or exposure to, Hazardous Substances; and (iv) compliance with any and all requirements of Environmental Laws by the Business; PROVIDED, HOWEVER, that the term "Environmental Liabilities" as used in this Agreement shall not include any liabilities or obligations of any Joint Venture, whether direct or indirect, known or unknown, imposed by, under or pursuant to any Environmental Law (including, but not limited to, any such obligations or liabilities related to Remediations, or any fines, penalties, deficiencies, interest, awards, fees, capital costs, disbursements or expenses of counsel, experts, contractors, personnel or consultants).

          "EQUIPMENT LEASE AND REPURCHASE AGREEMENT" means the Equipment Lease and Repurchase Agreement to be entered into prior to the Closing Date pursuant to Sections 1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

          "EQUIPMENT PASS DOWN AGREEMENT" means the Equipment Pass Down Agreement to be entered into prior to the Closing Date pursuant to Sections 1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

          "EVALUATION MATERIALS" has the meaning ascribed to such term in
SECTION 8.28.

          "EXCLUDED ASSETS" has the meaning ascribed to such term in the Reorganization Agreement.

          "EXISTING GROUND LEASE" means that certain Ground Lease entered into as of April 30, 1999 by and between Motorola and the Company in connection with the Reorganization.

          "EXISTING GROUND LEASE OPEN ISSUES" means the following issues in the Existing Ground Lease that have not been negotiated by Motorola and TPG Holding:
(i) in Article 10 relating to any assignments or subleases, the tenant's ability to sublease, (ii) in Section 10.02(a) relating to any assignment of the Existing Ground Lease, the percentage threshold that triggers the tenant's or assignee's obligation to pay the landlord's additional costs in its cleanup operations, (iii) in Article 21 relating to permitted uses, the issue of expanding the excluded uses based on a future change in environmental law or impact to landlord's clean-up operations,
(iv) in Section 22.02 relating to termination rights of the landlord, the landlord's right to advocate termination of the Existing Ground Lease to any bankruptcy court regarding a bankruptcy of the tenant, (v) in Sections 8.03 and
9.03 relating to casualty and condemnation, the allocation of costs if insurance proceeds are not enough for demolition of the buildings or if a condemnation award is not enough for restoration of the buildings and (vi) in Section 10.02(a)(i) relating to any assignment, the issue of the tenant's net worth at closing and adjusting such figure to deal with any inflation over 99 years and the reduction of the landlord's cleanup costs over 99 years.

          "EXISTING MOTOROLA NON-U.S. ENTITIES" means the entities listed on EXHIBIT E, but shall not include the Joint Ventures.

          "EXISTING SCG ENTITIES" means Motorola, the Company and the Existing Motorola Non-U.S. Entities.

          "FINANCIAL INFORMATION" means (i) historical audited and unaudited financial statements (including selected financial data) and pro forma financial statements that comply with either (a) the requirements of Regulation S-X under the rules and regulation of the SEC for financial statements that would be required to be included in a registration statement on Form S-1 in connection with an offering of debt securities by the Company and SCI LLC or (b) such requirements except as the staff of the SEC may permit by waiver of such requirements (in either case (a) or (b), together with customary reports of the Company's independent public accountants); and (ii) financial information that complies with (x) the requirements of Item 303 of Regulation S-K under the rules and regulations of the SEC that would be required in a registration statement on Form S-1 in connection with an offering of debt securities by the Company and SCI LLC or (y) such requirements except as the staff of the SEC may permit by waiver of such requirements.

          "FINANCIAL STATEMENTS" has the meaning ascribed to such term in
SECTION 6.1(A).

          "FINANCING" has the meaning ascribed to such term in SECTION 9.7.

          "FOREIGN ENTITIES" means subsidiaries of the Company that are organized outside of the United States and are 100% owned, directly or indirectly, by the Company as of the Closing, and the Company's direct or indirect interests in joint ventures (including the Joint Ventures and the Amicus Realty Corporation).

          "FTC" means the United States Federal Trade Commission.

          "GOVERNMENTAL AUTHORITY" means the government of Canada, China, the Czech Republic, France, Germany, India, Israel, Italy, Japan, the Republic of Korea, Malaysia, Mexico, the Netherlands, the Philippines, Singapore, Slovakia, Spain, Sweden, Switzerland, Taiwan, the United Kingdom, the United States, or any other country or any state, province, municipality or other political subdivision of any of the foregoing, or any court, tribunal, agency, department, board or commission (including regulatory and administrative bodies) of any of the foregoing.

          "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, hazardous or toxic substances or wastes, friable asbestos, petroleum or any fraction or derivative thereof, radioactive materials or any other element, compound, mixture, solution or substance that is classified or regulated under any Environmental Law.

          "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INDEBTEDNESS" of any Person means each and every obligation of such Person which is either (i) an obligation for borrowed money; (ii) an obligation evidenced by notes, bonds, debentures or similar instruments; (iii) an obligation for the deferred purchase price of goods or services (other than trade payables or similar accruals incurred in the ordinary course of business consistent with past practice); (iv) an obligation under capital leases; (v) an obligation pursuant to a lease-purchase or conditional sale; (vi) an obligation in the nature of guarantees of any of the obligations described in clauses (i) through (v) above of any Person, keepwell agreements or similar obligations; or
(vii) payment obligations in connection with self-insurance, performance bonds, 9surety bonds, customs bonds, letters of credit issued in support of ongoing operating expenses or similar obligations incurred in the ordinary course of business consistent with past practice.

          "INDEMNITEE" has the meaning ascribed to such term in SECTION 11.5(A).

          "INDEMNITOR" has the meaning ascribed to such term in SECTION 11.5(A).

          "INITIAL TRANSFER CLOSING DATE" has the meaning ascribed to such term in the Reorganization Agreement.

          "INTERIM MANUFACTURING/TRANSITION AGREEMENT" shall mean that certain Interim Manufacturing/Transition Agreement entered into as of the date hereof by and between Motorola and TPG Holding pursuant to which it is contemplated that the Transition Services Agreement, Equipment Pass Down Agreement, SCG Foundry Agreement, SCG Assembly Agreement, Motorola Foundry Agreement, Motorola Assembly Agreement, SCG Master Lease Agreement, Motorola Facilities Lease Agreement and Equipment Lease and Repurchase Agreement will be entered into on the Closing Date.

          "IRS" means the United States Internal Revenue Service.

          "JOINT VENTURES" means the SMP Joint Venture, the Leshan JV, SEI, Terosil and Tesla.

          "LIABILITY" and "LIABILITIES" mean any and all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          "LESHAN JV" means Leshan Phoenix Semiconductor Company Ltd., a company organized under the laws of the People's Republic of China.

          "LIEN" means any lien (statutory or other), mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, easement, reservation, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

          "MADSP" has the meaning ascribed to such term in SECTION 10.9.

          "MATERIAL ADVERSE EFFECT" means any effect (or series of related effects) which has, or is reasonably likely to have, a material adverse effect on or in the assets, financial condition, business, properties, or results of operations of the Business and the Joint Ventures, taken as a whole.

          "MATERIAL CONTRACTS" has the meaning ascribed to such term in SECTION 8.22.

          "MAXIMUM AMOUNT" has the meaning ascribed to such term in SECTION 11.2(B).

          "MERGER" has the meaning ascribed to such term in Paragraph L to the Recitals.

          "MOTOROLA" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

          "MOTOROLA ASSEMBLY AGREEMENT" means the Motorola Assembly Agreement to be entered into prior to the Closing Date pursuant to Sections 1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

          "MOTOROLA BONDS" has the meaning ascribed to such term in SECTION 7.5(A).

          "MOTOROLA FACILITIES LEASE" means the Motorola Facilities Lease Agreement to be entered into prior to the Closing Date between SCI LLC and Motorola pursuant to Sections 1.2 and 6.3 of the Interim
Manufacturing/Transition Agreement.

          "MOTOROLA FOUNDRY AGREEMENT" means the Motorola Foundry Agreement to be entered into prior to the Closing Date pursuant to Sections 1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

          "MOTOROLA PARTIES" has the meaning ascribed to such term in SECTION 7.5(a).

          "MOTOROLA SUBSIDIARY" means the Company, any Existing Motorola Non-U.S. Entities and any SCG Post-Closing Entity.

          "MOTOROLA TERMINATION FEE" has the meaning ascribed to such term in
SECTION 14.2(B).

          "MOTOROLA TRANSFERORS" means the entities listed on EXHIBIT F.

          "MOTOROLA'S KNOWLEDGE" means the actual knowledge of the individuals identified in the Disclosure Letter, in each case after reasonable investigation.

          "NON-ASSUMED TAX LIABILITIES" means those liabilities for taxes for which Motorola is required to indemnify any of the Tax Indemnitees pursuant to
SECTION 3.8 and ARTICLE X of this Agreement.

          "NON-DISCLOSURE AGREEMENT" has the meaning ascribed to such term in
SECTION 16.4.

          "PERMITTED LIENS" means (i) the Liens set forth in the Disclosure Letter and (ii) imperfections in title not material in extent or amount and which, individually or in the aggregate, do not materially interfere with the conduct of the Business in general or at any Principal Location or with the use of the Purchased Assets at a Principal Location and do not materially affect the value of the Business or the Purchased Assets (including the Joint Ventures).

          "PERSON" means and includes any individual, corporation, limited liability company, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

          "PLACEMENT AGENT" has the meaning ascribed to such term in paragraph H of the Recitals.

          "PRE-CLOSING ENVIRONMENTAL LIABILITIES" means all Environmental Liabilities arising under Environmental Laws and which arise from or relate to either: (i) the release of Hazardous Substances into the environment prior to the Closing Date; or (ii) the conduct of any Motorola Transferor or the operation of the Business prior to the Closing Date.

          "PRINCIPAL LOCATIONS" means the United States, Mexico, Philippines, Malaysia (exclusive of the SMP Joint Venture), Japan and France.

          "PROPOSAL" has the meaning ascribed to such term in SECTION 7.3.

          "PROPRIETARY INFORMATION" has the meaning ascribed to such term in
SECTION 15.1.

          "PURCHASE PRICE ALLOCATION" has the meaning ascribed to such term in
SECTION 10.9.

          "PURCHASED ASSETS" has the meaning ascribed to such term in the Reorganization Agreement.

          "REAL PROPERTY" has the meaning ascribed to such term in SECTION 8.14.

          "REASONABLE EFFORTS" means the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require any expenditure of funds or the incurrence of any liability on the part of the obligated party, nor the incurrence of any expenditure or liability, in either case which is unreasonable in light of the related objective, nor does it require that the obligated party act in a manner which would otherwise be contrary to prudent business judgment in light of the objective attempted to be achieved. The fact that the objective is not actually accomplished is not dispositive evidence that the obligated party did not in fact utilize its Reasonable Efforts in attempting to accomplish the objective.

          "REDEMPTION" has the meaning ascribed to such term in Paragraph M of the Recitals.

          "REDEMPTION CASH CONSIDERATION" has the meaning ascribed to such term in SECTION 3.7(B).

          "REDEMPTION CASH PAYMENT" has the meaning ascribed to such term in
SECTION 3.7(b).

          "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration in, into or onto the environment of any kind whatsoever, including without limitation the movement of any Hazardous Substance through or in the environment.

          "REMAINING CODY CASH EXPENDITURE AMOUNT" means the aggregate amount of cash expenditures that must be expended in order to complete the Cody Restructuring as of the Closing Date as determined in accordance with the procedure set forth on EXHIBIT K (it being understood that the parties hereto have agreed that the amount of cash expenditures that must be expended in order to complete the Cody Restructuring as of April 30, 1999 is $42.4 million, and the Remaining Cody Cash Expenditure Amount will not exceed such amount).

          "REMEDIATION" means any investigation, assessment, testing, monitoring, containment, removal, remediation, response, cleanup or abatement of any release or threatened release necessary to comply with any Environmental Law.

          "REMEDIATION STANDARDS" means the least stringent standards for performing a Remediation that are required under applicable Environmental Law (including but not limited to health and safety requirements applicable to the Remediation at the time the Remediation was conducted) or, if more stringent standards are actually required by the applicable Governmental Authority, such standards.

          "REORGANIZATION AGREEMENT" means the Reorganization Agreement of even date herewith between Motorola and the Company, as amended or modified after the date hereof in accordance with the terms thereof.

          "REQUIRED CONSENTS AND APPROVALS" has the meaning ascribed to such term in SECTION 5.2(A)(VII).

          "RESPONSE PERIOD" has the meaning ascribed to such term in SECTION 11.5(A).

          "RETAINED LIABILITIES" has the meaning ascribed to such term in the Reorganization Agreement, with each item referenced in such definition being determined as of the Closing instead of the date of assumption pursuant to the Reorganization Agreement.

         "SCG ASSEMBLY AGREEMENT" means the SCG Assembly Agreement to be entered into prior to the Closing Date pursuant to Sections 1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

         "SCG FOUNDRY AGREEMENT" means the SCG Foundry Agreement to be entered into prior to the Closing Date pursuant to Sections 1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

         "SCG MASTER LEASE" means the SCG Master Lease Agreement to be entered into prior to the Closing Date between SCI LLC and Motorola pursuant to Sections
1.2 and 6.3 of the Interim Manufacturing/Transition Agreement.

         "SCG PARTY" means the Company and the SCG Post-Closing Entities, individually or collectively, as the context requires.

         "SCG POST-CLOSING ENTITY" means the entities listed on EXHIBIT G hereto, but shall not include the Joint Ventures.

         "SCI LLC JUNIOR NOTES" shall mean those certain 10% Junior Subordinated Notes due 2011 to be issued by SCI LLC on the Closing Date to the Company in connection with the consummation of the Company/SCI Asset Transfer, it being understood that the SCI LLC Junior Notes shall contain those terms set forth on EXHIBIT H attached hereto and such other terms as shall be agreed to by Motorola and TPG Holding prior to the Closing Date.

         "SEC" means the United States Securities and Exchange Commission.

         "SEI" means Slovakia Electronics Industries, a.s., a company organized under the laws of Slovakia.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and any rules and regulations thereunder, as promulgated from time to time.

         "SENIOR SECURED LENDER" has the meaning ascribed to such term in paragraph G of the Recitals.

         "SENIOR SECURED LOAN" has the meaning ascribed to such term in paragraph G of the Recitals.

         "SENIOR SECURED LOAN AGREEMENT" has the meaning ascribed to such term in paragraph G of the Recitals.

         "SIGNIFICANT PROPERTY" means the properties listed on EXHIBIT I hereto.

         "SMP JOINT VENTURE" means Semiconductor Miniature Products (M) Sendirian Berhad, a company organized under the laws of Malaysia.

         "STOCK PURCHASE PRICE" has the meaning ascribed to such term in
SECTION 4.1(b).

         "STOCKHOLDERS AGREEMENT" has the meaning ascribed to such term in
SECTION 12.5.

         "STRADDLE PERIOD" means any Tax period beginning before and ending after the Closing Date.

         "SUBORDINATED NOTES" has the meaning ascribed to such term in paragraph H of the Recitals.

         "SUBORDINATED NOTES SUBSCRIPTION AGREEMENT" has the meaning ascribed to such term in paragraph H of the Recitals.

         "SUBSIDIARY" means any Person with respect to which a specified Person (or a subsidiary thereof) owns a majority of the common stock (or similar voting securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or individuals exercising similar functions.

         "SURVIVING CORPORATION" has the meaning ascribed to such term in
SECTION 3.1.

         "SURVIVING CORPORATION PREFERRED STOCK" shall mean the 12% Cumulative Preferred Stock, par value $0.01 per share, of the Surviving Corporation, to be issued by the Surviving Corporation at the Closing Date, the terms of which are set forth on EXHIBIT J attached hereto together with such rights, preferences, designations, qualifications, limitations and restrictions to be contained in a certificate of designation to be agreed upon between Motorola and TPG Holding prior to the Closing Date.

         "SURVIVING CORPORATION STOCK" shall mean the common stock, par value $0.01 per share, of the Surviving Corporation.

         "TAX CLAIM" has the meaning ascribed to such term in SECTION 10.4.

         "TAX INDEMNITEE" has the meaning ascribed to such term SECTION 3.8.

         "TAX RETURN" means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes.

         "TAXES" means all taxes, however denominated, including any interest, additions to tax or penalties that may become payable in respect thereof, imposed by any federal, state, local or non-U.S. government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, U.S. federal income taxes and state income Taxes), payroll and employee withholding taxes, unemployment insurance, social security, severance, sales and use taxes, excise taxes, customs, environmental, license, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, capital taxes, stamp taxes, transfer taxes, ad valorem taxes, withholding taxes, workers' compensation, estimated, alternative or add-on minimum taxes, and other obligations of the same or of a similar nature.

         "TEROSIL" means Terosil a.s., a company organized under the laws of the Czech Republic.

         "TESLA" means Tesla Sezam a.s., a company organized under the laws of the Czech Republic.

         "TPG ACQUISITION" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "TPG ACQUISITION STOCK" has the meaning ascribed to such term in Paragraph D of the Recitals.

         "TPG FINANCING COMMITMENTS" has the meaning ascribed to such term in
SECTION 6.2.

         "TPG HOLDING" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "TPG STOCK PURCHASE" has the meaning ascribed to such term in
SECTION 4.1.

         "TPG TEAM" means David M. Stanton, Justin T. Chang, Dipanjan Deb and Gregory K. Mondre.

         "TPG TERMINATION FEE" has the meaning ascribed to such term in
SECTION 14.2(a).

         "TRANSFER TAXES" has the meaning ascribed to such term in SECTION 3.8.

         "TRANSITION SERVICES AGREEMENT" shall mean that certain Transition Services Agreement which is to be entered into on the Closing Date, the form of which is attached as Exhibit B to the Interim Manufacturing/Transition Agreement, and pursuant to such Transition Services Agreement, IT Services, Human Resource Services, Supply Management Services, Logistics Services and Finance Services shall be provided in accordance with the term sheets specified for such services attached thereto.

         "U.S. OPERATIONS" has the meaning ascribed to such term in SECTION 2.1.

         "VOLUNTARY PARTICIPATION" has the meaning ascribed to such term in
SECTION 11.5(f).

         "WORKING CAPITAL AMOUNT" shall mean $136,500,000.

         "YEAR 2000 PLAN" has the meaning ascribed to such term in SECTION 8.18.

         1.3 INTERPRETATION. Unless the context otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, and (c) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement.

                                   Article II

                               THE REORGANIZATION

         2.1 REORGANIZATION AGREEMENT. Motorola has heretofore operated the business of its Semiconductor Components Group through (a) certain operations, assets, and properties located in the United States (the "U.S. OPERATIONS"), (b) the Existing Motorola Non-U.S. Entities and (c) the Joint Ventures. Prior to the execution of this Agreement, Motorola and the Company have entered into the Reorganization Agreement pursuant to which (i) Motorola has transferred and conveyed certain portions of the U.S. Operations and the shares or other interests of Motorola in certain of the Joint Ventures to the Company or Subsidiaries of the Company; (ii) the remainder of the U.S. Operations and the interests of Motorola in certain Joint Ventures will be transferred to the Company (or Subsidiaries of the Company) and (iii) the Existing Motorola Non-U.S. Entities are being reorganized as set forth in the Reorganization Agreement. Upon consummation of all of the transactions contemplated under the

Reorganization Agreement, the business of Motorola's Semiconductor Components Group shall be owned and conducted by the Company, the SCG Post-Closing Entities and the Joint Ventures.

                                   ARTICLE III

                   THE RECAPITALIZATION, MERGER AND REDEMPTION

         3.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, TPG Acquisition shall be merged with and into the Company, the separate corporate existence of TPG Acquisition shall cease, and the Company shall continue as the Surviving Corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         3.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in ARTICLES XII and XIII, the parties shall cause the Merger to be consummated by the filing of a Certificate of Merger as contemplated by the Business Act (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the Business Act (the time of such filing being the "EFFECTIVE TIME").

         3.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Business Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and TPG Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and TPG Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         3.4   CERTIFICATE OF INCORPORATION; BY-LAWS.

         (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in their entirety to read substantially as set forth in EXHIBIT L.

         (b) At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to read substantially as set forth in EXHIBIT M.

         3.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Company shall be individuals designated by TPG Holding, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company shall be individuals designated by TPG Holding, in each case until their respective successors are duly elected or appointed and qualified.

         3.6   CONVERSION OF COMPANY STOCK.

         (a) Each share of the Company Stock shall be converted into 3,000 shares of Surviving Corporation Stock (after which (a) TPG Holding shall hold 90,000 shares of Surviving Corporation Stock and (b) Motorola shall hold 210,000 shares of Surviving Corporation Stock).

         (b) All shares of Company Stock that are held by the Company as treasury stock or that are held by any other Person other than Motorola and TPG Holding shall be cancelled and retired and cease to exist at the Effective Time.

         (c) Certificates representing Surviving Corporation Stock issued at the Closing shall bear a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER STATE SECURITIES LAWS.

         THESE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED UNLESS
         REGISTERED OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES
         ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. IN
         ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS' AGREEMENT DATED AS
         OF _____________, 1999 AND MAY NOT BE VOTED, SOLD, TRANSFERRED
         OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.

         (d) The TPG Acquisition Stock shall be converted into Surviving Corporation Preferred Stock having an original liquidation preference of $150.0 million.

         (e) At the Effective Time, SCI LLC shall (at the option of TPG Holding) purchase or fund, through capital contributions or intercompany loans, directly or indirectly to the Subsidiaries of SCI LLC that are obligators thereunder, the amount in U.S. dollars required (i) to pay in full, (ii) to repurchase in full or (iii) to repurchase in part and to pay the remaining amount in full, the Company Notes at the Effective Time (such amount, the "COMPANY NOTES AMOUNT"). The Company Notes Amount shall be used by SCI LLC or such Subsidiaries concurrently with such funding to pay in full, repurchase in full or repurchase in part and pay the remaining amount in full from the holders thereof (at TPG Holding's option) each of the Company Notes.

         3.7 THE REDEMPTION. (a) At the Closing, Motorola shall cause the Surviving Corporation to effect the Redemption, pursuant to which the Surviving Corporation shall redeem from Motorola 200,000 shares of Surviving Corporation Stock (after which Motorola shall hold 10,000 shares of Surviving Corporation Stock) in exchange for:

               (i) the SCI LLC Junior Notes in the principal amount of $91.0 million:

               (ii) Surviving Corporation Preferred Stock having an original liquidation preference of $59.0 million; and

               (iii) the Redemption Cash Consideration (directly or indirectly through payment and/or purchase of the Company Notes).

         (b) For the purposes of this Agreement, (i) "REDEMPTION CASH PAYMENT" shall mean the Redemption Cash Consideration MINUS the Company Notes Amount, and
(ii) "REDEMPTION CASH CONSIDERATION" shall mean $1,125,000,000 PLUS the Capital Expenditure Surplus, if any, minus the sum of (A) the Working Capital Amount,
(B) the Remaining Cody Cash Expenditure Amount and (C) the Capital Expenditure Deficit, if any.

         (c) The parties hereto agree that, on a date which is no earlier than the third Business Day prior to the Closing Date, Motorola shall deliver to TPG Acquisition (i) an officer's certificate (the "CODY CERTIFICATE") under which an officer shall certify as to the Remaining Cody Cash Expenditure Amount, if any, as of the Closing Date and (ii) an officer's certificate (the "CAPITAL EXPENDITURE CERTIFICATE") under which such officer shall certify as to the Capital Expenditure Surplus or the Capital Expenditure Deficit, if any, as of the Closing Date. The amounts set forth on the Cody Certificate which are certified by such officer executing such certificate as the Remaining Cody Cash Expenditure Amount shall be determined in accordance with the processes set forth in EXHIBIT K. With respect to the Capital Expenditure Certificate, the amount of cash actually expended to fund or in respect of capital maintenance and capital expenditures of or with respect to the Business for the period commencing on January 1, 1999 and ending on the Closing Date shall be determined based on the capital expenditure account maintained for the Semiconductor Components Group of Motorola's Semiconductor Products Sector.

         (d) The amounts set forth on the Cody Certificate and the Capital Expenditure Certificate as the Remaining Cody Cash Expenditure Amount and the Capital Expenditure Deficit or Capital Expenditure Surplus, as applicable, shall be subject to adjustment pursuant to the procedures set forth in SECTION 3.7(e) (it being understood that EXHIBIT K hereto and clause (a) of the definition of Capital Expenditure Deficit and clause (b) of the definition of the Capital Expenditure Surplus are not subject to adjustment or dispute).

         (e) In the event that TPG Holding disputes the Remaining Cody Cash Expenditure Amount or the Capital Expenditure Deficit or Capital Expenditure Surplus, as applicable, as set forth in the Cody Certificate and the Capital Expenditure Certificate, respectively, (it being understood that under no circumstances shall EXHIBIT K hereto, clause (a) of the definition of Capital Expenditure Deficit and clause (b) of the definition of the Capital Expenditure Surplus be the subject of any dispute), TPG Holding shall, no later than 30 days after the Closing Date, describe to Motorola in reasonable written detail the basis for such dispute, and TPG Holding and Motorola shall promptly negotiate in good faith to resolve such dispute. If TPG Holding fails to deliver such a notice of dispute within such 30-day period, TPG Holding shall be deemed to have accepted as final such Cody Certificate or Capital Expenditure Certificate, as applicable, delivered by Motorola and Motorola's determination of the Remaining Cody Cash Expenditure Amount, the Capital Expenditure Deficit or Capital Expenditure Surplus, as applicable, as set forth therein. If TPG Holding delivers to Motorola a notice of dispute and if such dispute is not resolved within 30 days after TPG Holding shall have notified Motorola of its basis for such dispute, then the specific matters in dispute shall be submitted to a nationally recognized independent accounting firm (other than KPMG LLP or

PricewaterhouseCoopers LLP) mutually acceptable to Motorola and TPG Holding. Such firm shall resolve such dispute on the basis of the following principles:

               (i) With respect to any disputes relating to Remaining Cody Cash Expenditure Amount, TPG Holding shall only be permitted to dispute the numerical calculation of those Cody programs which are not Closed Cody Programs

               (ii) With respect to any dispute regarding the Capital Expenditure Deficit or the Capital Expenditure Surplus, TPG Holding shall be permitted to dispute the determination of the amounts set forth in clause (b) of the definition of Capital Expenditure Deficit and clause (a) of the definition of the Capital Expenditure Surplus, as applicable, based on a review of the capital expenditure account established for the Semiconductor Components Group of Motorola's Semiconductor Products Sector.

         Such accounting firm shall be requested to provide its resolution of the matters in dispute within 30 days of the submission thereof to such firm, and the determination of such accounting firm in respect of each of the matters in dispute shall be conclusive and binding on TPG Holding and Motorola save for manifest error. The determination of such firm, whose fees and expenses shall be borne equally by the party which does not prevail in the dispute, shall be final and determinative. Payment of the amount of any adjustment to the Redemption Cash Consideration as a result of this SECTION 3.7(d) shall be made by wire transfer of immediately available funds to the prevailing party within two Business Days of the final determination thereof.

         3.8 SALES AND TRANSFER TAXES. Motorola shall be responsible for and pay, and shall indemnify and hold TPG, the Company, SCI LLC and the Foreign Entities (each, a "TAX INDEMNITEE") harmless from the first $10.0 million of all real property, personal property or other transfer Taxes, or any sales, stamp, purchase, use, value-added, excise or similar Taxes imposed by any Governmental Authority under the laws of the United States or any foreign country, or any state or political subdivision thereof, on Motorola or any of its Affiliates or any Tax Indemnitee in connection with the transfers contemplated by the Reorganization Agreement (all such Taxes, "TRANSFER TAXES"), it being understood that any franchise, income or capital gains tax or any similar tax shall not be treated as a Transfer Tax and shall be subject to indemnification pursuant to ARTICLE X. In the event that the aggregate amount of Transfer Taxes exceeds $10.0 million, such Transfer Taxes that will not give rise to a credit or remittance shall be allocated to Motorola (but not exceeding $10.0 million) before any Transfer Taxes that will give rise to a credit or remittance (e.g., value added taxes) are allocated to Motorola. Motorola shall be entitled to any refunds or credits (including any interest paid or credited with respect thereto) in respect of any liability for any such Transfer Taxes allocated to Motorola pursuant to this SECTION 3.8, but any such refund or credit shall reduce the amount of Transfer Taxes deemed paid by Motorola for purposes of applying the $10.0 million cap. The Company shall be responsible for and pay (or cause an SCG Post-Closing Entity to pay), and shall indemnify and hold Motorola harmless from, any Transfer Taxes in excess of $10.0 million. The Company shall be entitled to any refunds or credits (including any interest paid or credited with respect thereto) in respect of any liability for such Transfer Taxes allocated to the Company pursuant to this
SECTION 3.8. Each party shall cause any refunds or credits which it or one of its Affiliates receives and to which the other party is entitled under this
SECTION 3.8 to be paid to the entitled party in immediately available funds promptly after receipt (or within ten days after the application of the amount of the credit or refund against any other liability of the party not so entitled).

                                   ARTICLE IV

                              RELATED TRANSACTIONS

         4.1 RELATED TRANSACTIONS. Upon the terms and subject to the conditions of this Agreement, the Company, the SCG Post-Closing Entities and other parties referred to herein shall, also at the Closing, enter into the following transactions and take the following actions immediately prior to the
Merger:

               (a) the Company and SCI LLC shall consummate the Company/SCI Asset Transfer pursuant to which the Company shall receive SCI LLC Junior Notes in the aggregate principal amount of $91.0 million;

               (b) TPG Holding shall purchase from Motorola 30 shares of the issued and outstanding Company Stock (the "TPG STOCK PURCHASE") for a purchase price of $307.5 million (the "STOCK PURCHASE PRICE");

               (c) SCI LLC and certain SCG Parties shall enter into the Senior Secured Loan Agreement and in consideration thereof, the Senior Lenders shall pay to SCI LLC by wire transfer in immediately available funds to an account designated by SCI LLC prior to the Closing, the net proceeds from the Senior Secured Loan;

               (d) pursuant to the terms of the Subordinated Notes Subscription Agreement, SCI LLC shall issue the Subordinated Notes in an aggregate principal amount of $400.0 million which shall be privately placed by the Placement Agent pursuant to Rule 144A of the Securities Act, and in consideration thereof, the Placement Agent shall pay to SCI LLC, by wire transfer in immediately available federal funds to an account designated by SCI LLC prior to the Closing, the net proceeds from the sale of the Subordinated Notes;

               (e) upon receipt of written instructions from TPG Holding, SCI LLC, in lieu of the placement of the Subordinated Notes, shall enter into the Bridge Financing Agreement, and the Bridge Lenders shall pay to SCI LLC, by wire transfer in immediately available funds to an account designated by SCI LLC prior to the Closing, the net proceeds from the Bridge Loan;

               (f) SCI LLC shall, and the Company shall cause SCI LLC to, distribute to the Company the Redemption Cash Payment; and

               (g) SCI LLC shall cause each of the Company Notes to be prepaid or, to the extent any such Company Note is not prepaid, shall purchase such Company Note or cause an SCG Post-Closing Entity to purchase such Company Note.

         4.2 TRANSACTION STRUCTURE. (a) The structure for the transactions contemplated by the Reorganization Agreement and this Agreement may be modified as reasonably requested in writing by TPG Holding and as agreed in writing by Motorola (which agreement shall not be unreasonably withheld); PROVIDED, HOWEVER, that if Motorola reasonably determines and so informs TPG Holding in writing that such a modification would (i) adversely alter in any respect the nature or amount of consideration to be received by Motorola pursuant to the transactions under the Reorganization Agreement and this Agreement; (ii) adversely alter the tax consequences to Motorola in connection with the transactions under the Reorganization Agreement and this Agreement, unless reimbursed by the Company; (iii) otherwise impose upon Motorola any cost, fee, expense, liability or other obligation not reimbursed to Motorola by the Company (including the allocated cost of internal resources); (iv) otherwise adversely affect the rights or obligations of Motorola arising under the Reorganization Agreement, the Collateral Agreements or hereunder; (v) result in any action that would interfere with the activities being performed by Motorola in connection with the cloning, as contemplated by the Transition Services Agreement, or its own business operations; or (vi) result in any action that would adversely affect Motorola's ability to perform its obligations under the Transition Services Agreement (including but not limited to incremental efforts or expense required by Motorola to meet its obligations under the Transition Services Agreement), then Motorola shall not be required to make such modification.

               (b) Without limiting the provisions of SECTION 4.2(a), TPG has requested that the holding company to be formed in the Netherlands ("Dutchco") also hold the branches in Israel, Spain and Switzerland. The provisons of the proviso contained in SECTION 4.2(a) shall apply to the determination by Motorola as to the requested structure modification associated with holding the branches through Dutchco. In addition, in connection with the use of Dutchco, the parties hereto agree as follows: (i) any fees, costs and expenses (including the allocated cost of internal resources) shall be paid by the Company (or reimbursed by Motorola, as the case may be); and (ii) the Company shall have full responsibility (cost and execution) for any reporting (year-end or otherwise) with respect to Dutchco.

                                    ARTICLE V

                                   THE CLOSING

         5.1   CLOSING AND CLOSING DATE. Subject to the provisions of
SECTION 14.1, the closing (herein sometimes referred to as the "CLOSING") of the transactions provided for in this Agreement shall take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, at 9:00 a.m. Chicago time as soon as practicable after the satisfaction or waiver of the conditions precedent set forth in ARTICLES XII and XIII; or at such other place, at such other time, or on such other date as Motorola and TPG Acquisition may mutually agree for the Closing to take place (the date on which the Closing is to take place being herein sometimes referred to as the "CLOSING DATE"). The Effective Date (as defined in the Reorganization Agreement) shall be the Closing Date.

         5.2   CLOSING DELIVERIES.

               (a) At the Closing on the Closing Date, Motorola and the Company shall deliver to TPG Acquisition and TPG Holding the following:

                     (i) certificates of compliance or certificates of good standing of each Motorola Subsidiary, as of the most recent practicable date, from the appropriate Governmental Authority of the jurisdiction of its incorporation or organization, if applicable;

                     (ii) certificates representing all of the capital stock of each of the SCG Post-Closing Entities, if applicable, PROVIDED, that such shares may be delivered in the home jurisdiction to the extent required by applicable law;

                     (iii) certified copies of resolutions of (A) the Board of Directors of Motorola and (B) the Board of Directors and stockholders of the Company, in each case approving the transactions set forth in this Agreement;

                     (iv) certificates of incumbency for the officers of Motorola and the Company;

                     (v) the "bring down" certificates required to be delivered pursuant to SECTION 12.2;

                     (vi) a complete set of all documents in connection with the consummation of the transactions contemplated by the Reorganization Agreement;

                     (vii) the consents and approvals from the Governmental Authorities and other Persons which are set forth in the Disclosure Letter ("REQUIRED CONSENTS AND APPROVALS");

                     (viii) Opinions of independent counsel to Motorola and the Company reasonably satisfactory in both form and substance to TPG Holding and TPG Acquisition and their counsel;

                     (ix)   the Cody Certificate;

                     (x)    the Capital Expenditure Certificate;

                     (xi) a certificate that, as of the Closing Date, Motorola is not a foreign person, as defined in Treasury Regulations section 1.1445-2(b)(2)(i), such certification to be in form similar to that described in section 1.1445-2(b)(2)(iii)(B) of that regulation or otherwise meeting the requirements of section 1.1445-2(b)(2) of that regulation;

                     (xii) the resignations of all directors of the Company, all directors of each SCG Post-Closing Entity and all designees of Motorola to the boards of directors (or similar governing bodies) of each Joint Venture to the extent requested by TPG Acquisition;

                     (xiii) the Amended and Restated IP Agreement executed by each of Motorola and SCI LLC; and

                     (xiv) such other instruments, documents and certificates as TPG Acquisition or its counsel may reasonably request to implement the transactions contemplated hereby.

               (b) At the Closing on the Closing Date, TPG Acquisition and TPG Holding shall deliver to Motorola (or cause to be delivered) the following:

                     (i) certificates of compliance or certificates of good standing of TPG Acquisition and TPG Holding as of the most recent practicable date, from the appropriate Governmental Authority of their jurisdiction of incorporation;

                     (ii) certified copies of resolutions of the members, Board of Directors and stockholders, as applicable, of TPG Acquisition and TPG Holding approving the transactions set forth in this Agreement;

                     (iii) certificates of incumbency for the officers of TPG Acquisition and TPG Holding;

                     (iv) the opinion of counsel for TPG Acquisition and TPG Holding reasonably satisfactory in both form and substance to Motorola and the Company and their counsel;

                     (v) the "bring down" certificate required to be delivered pursuant to SECTION 12.2;

                     (vi) the payment of the Stock Purchase Price by wire transfer in immediately available funds; and

                     (vii) such other instruments, documents and certificates as Motorola or its counsel may reasonably request to implement the transactions contemplated hereby.

               (c) At the Closing on the Closing Date, upon consummation of the Merger, the following shall occur:

                     (i) the separate existence of TPG Acquisition shall cease;

                     (ii)   the Company shall continue as the Surviving
Corporation;

                     (iii) each share of the Company Stock shall be converted into 3,000 shares of Surviving Corporation Stock (after which (a) TPG Holding shall hold 90,000 shares of Surviving Corporation Stock and (b) Motorola shall hold 210,000 shares of Surviving Corporation Stock); and

                     (iv) the TPG Acquisition Stock shall be converted into Surviving Corporation Preferred Stock having an original liquidation preference of $150.0 million.

               (d) At the Closing on the Closing Date, upon consummation of the Redemption, Motorola shall cause the Surviving Corporation to redeem from Motorola 200,000 shares of Surviving Corporation Stock (after which Motorola shall hold 10,000 shares of Surviving Corporation Stock) in exchange for:

                     (i) the SCI LLC Junior Notes in the principal amount of $91.0 million;

                     (ii) Surviving Corporation Preferred Stock having an original liquidation preference of $59.0 million; and

                     (iii) the Redemption Cash Consideration (directly or indirectly through payment and/or purchase of the Company Notes).

               (e) At the Closing on the Closing Date, upon consummation of the Merger and the Redemption, SCI LLC shall (as determined by TPG Holding) fund, through direct or indirect capital contributions or intercompany loans to the issuer of the Company Notes, or other subsidiaries of the Company, or shall set aside (as determined by TPG Holding), an amount in cash equal to the Company Notes Amount. Such cash amount shall be used to pay and/or repurchase (as determined by TPG Holding) each of the Company Notes immediately upon receipt hereof.

               (f) Payment of cash required by SECTIONS 5.2(c) AND 5.2(b)(vi) shall be paid by wire transfer of immediately available funds to an account designated by Motorola prior to the Closing.


                                   ARTICLE VI

                       PRE-CLOSING DELIVERIES AND FILINGS

         6.1 COMPANY DELIVERIES. Prior to the date hereof, Motorola has delivered to TPG Holding:

               (a) the audited combined balance sheets of the Business as of December 31, 1998 and the accompanying audited combined statements of revenues less direct and allocated expenses before taxes for the year then ended, together with the report thereon of KPMG Peat Marwick LLP and the unaudited combined balance sheets of the Business as of March 31, 1999 and the accompanying unaudited combined statements of revenues less direct and allocated expenses before taxes for the quarter then ended (collectively, the "FINANCIAL STATEMENTS"). The audited combined balance sheet of the Business as of December 31, 1998 is hereinafter referred to as the "BALANCE SHEET," and December 31, 1998 is hereinafter referred to as the "BALANCE SHEET DATE";

               (b) a true and correct copy of the Certificate of Incorporation (or comparable document) of the Company and each SCG Post-Closing Entity which exists as of the date hereof, including all amendments thereto, certified by an appropriate Governmental Authority;

               (c) a true and correct copy of the By-Laws (or comparable documents) of the Company and each SCG Post-Closing Entity which exists as of the date hereof certified by the Secretary of each such entity; and

               (d) a disclosure letter of even date herewith addressed to TPG and TPG Holding, signed by Motorola and accompanied or preceded by a true and correct copy of each contract, agreement, commitment or plan or other document or instrument referred to therein (if such item has not otherwise been made available to TPG Holding or its counsel) (the "DISCLOSURE LETTER").

         6.2 TPG ACQUISITION DELIVERY. Prior to the date hereof, TPG Acquisition has delivered to Motorola true and correct copies of the commitment letter, the engagement letter and certain related documents set forth in EXHIBIT N from the financing sources identified therein, which provide for the financing of the transactions contemplated hereby (the "TPG FINANCING COMMITMENTS").

         6.3 H-S-R FILING. As promptly as practicable following the execution of this Agreement thereafter, Motorola and TPG Acquisition each covenant and agree to file with the DOJ and FTC the pre-merger notification form required pursuant to the H-S-R Act with respect to the transactions contemplated hereby. The parties covenant and agree with each other that with respect to such filing each shall: (a) promptly file after any request by the DOJ or FTC, any information or documents requested by the DOJ or FTC; and (b) furnish each other with any correspondence from or to, and notify each other of any other communication with, the DOJ or FTC which relates to the transactions contemplated hereunder, and to the extent practicable, to permit the other parties to participate in any conferences with the DOJ or FTC. TPG Holding shall pay all filing fees required by the DOJ and FTC in connection with the pre-merger notification form filing.

         6.4 OTHER FILINGS. Motorola, the Company and TPG Acquisition covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any Governmental Authority, all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby; and (b) thereafter diligently pursue all Required Consents and Approvals. Each of Motorola and TPG shall have the right to participate in all discussions with third parties regarding the granting of Required Consents and Approvals.

                                   ARTICLE VII

                      PRE-CLOSING COVENANTS AND AGREEMENTS

         7.1 PRE-CLOSING COVENANTS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Motorola covenants and agrees as follows (except for the Cody Restructuring, as set forth in the Disclosure Letter, as contemplated by the Reorganization Agreement or with the prior written consent of TPG Acquisition):

               (a) (i) to use all Reasonable Efforts to consummate the transactions contemplated by the Reorganization Agreement in accordance with the terms of the Reorganization Agreement in accordance with the terms of the Reorganization Agreement and (ii) not to amend any of the Reorganization Agreement or the Collateral Agreements except as contemplated by the Interim Manufacturing/Transition Agreement or with the consent of TPG Holding, which consent shall not be unreasonably withheld;

               (b) at all reasonable times prior to the Closing Date, to make the office facilities, plants, machinery and equipment, inventories, books of account and records of the

Business available for examination and inspection by TPG Acquisition and its agents and representatives;

               (c) to conduct the Business in the ordinary course of business and in a manner consistent with past practice;

               (d) not to issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of the SCG Post-Closing Entities or any interest of Motorola in a Joint Venture;

               (e) not to sell, assign, transfer, convey, lease, pledge, dispose of or encumber any Purchased Assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
(ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $10.0 million in the aggregate);

               (f) not to (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or (ii) incur any Indebtedness (other than Indebtedness of the type described in clause (vii) of the definition thereof in an aggregate amount not exceeding $5.0 million incurred in the ordinary course of business consistent with past practice (but exclusive of refinancings or replacements of such Indebtedness which exists as of the date hereof), or make any loans or advances, except for loans or advances in an aggregate amount not exceeding $5.0 million made in the ordinary course of business consistent with past practice;

               (g) not to increase the compensation payable, or to become payable, to the employees of the Business, except for increases in salary or wages of employees of the Business in the ordinary course, consistent with past practices of the Business and not exceeding, in the aggregate on an annualized basis, 5% of the total compensation expense of the Business for the year ended December 31, 1998, or grant any severance, termination, retention or change in control benefits or compensation to, or modify or enter into any employment, severance, retention or change in control agreement or arrangement, in excess of $200,000 on an annual basis with any employees of the Business having a current annual base salary of $125,000 or more, or establish, adopt, enter into or amend any collective bargaining agreement, Plan, trust, fund, policy or arrangement for the benefit of any current or former employees or any of their beneficiaries, except, in each case, as may be required by law;

               (h) to use Reasonable Efforts to preserve intact the business, operations, organization and goodwill of the Business;

               (i) to use Reasonable Efforts to continue to maintain existing business relationships of the Business with customers and suppliers other than relationships not economically beneficial to the Business;

               (j) to keep the books of account, records and files of the Business in the ordinary course of business and in accordance with existing practice;

               (k) to maintain all material assets and properties of the Business in their current condition, normal wear and tear excepted;

               (l) to maintain insurance upon all of such assets and properties in such amounts and of such kinds comparable to that in effect on the date hereof with insurers of substantially the same or better financial condition;

               (m) to promptly notify TPG Acquisition of any (A) extraordinary loss relating to the Business, (B) casualty losses or damages suffered relating to the Business with respect to property or assets having an individual replacement cost of more than $1.5 million or an aggregate replacement cost of more than $10.0 million or which could cause a Material Adverse Effect, whether or not such losses or damages are covered by insurance and (C) action, suit, proceeding, claim or arbitration which could cause a Material Adverse Effect to the Business;

               (n) to comply in all material respects with all applicable Laws to which the Business is subject;

               (o) not to enter into any contract that would be a Material Contract (which would reasonably be expected to involve more than $1.5 million over the next 12 months, except with respect to Material Contracts as defined in
SECTION 8.22(c), (d) and (g), which shall not be subject to the provisions of this parenthetical), modify, terminate, accelerate or amend in any material respect any Material Contract or waive, release or assign any material rights or claims thereunder (in each case as would reasonably be expected to involve less than $1.5 million except with respect to Material Contracts as defined in
Section 8.22(a), (b), (e) and (f), which shall not be subject to the provisions of this parenthetical).

               (p) not to make any payment or prepayment of Taxes in excess of the amount required by law;

               (q) not to pay, discharge or satisfy any material claims, litigation, arbitration, liabilities or obligations, or waive any material right, associated with the Business (absolute, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of such liabilities or obligations in the ordinary course of business consistent with past practice; PROVIDED, that Motorola may take any of the actions specified in this clause (p) with regard to any claim, litigation, arbitration, liability, obligation or right which shall constitute a Retained Liability or an Excluded Asset;

               (r) not to take any action or refrain from taking any action where such action or inaction would reasonably be expected to cause any of the representations or warranties of Motorola contained herein to be untrue or incorrect in any material respect;

               (s) not to take any steps to sell finished inventory to its distributors with the intent or expectation of increasing the finished inventories of any such distributors to more than fourteen (14) weeks of finished inventory at current resale rates, or to engage in other special selling efforts, such as the implementation of extraordinary price discounts, rebates or the like;

               (t) to take the actions contemplated to be taken prior to the Closing pursuant to the Collateral Agreements and the Interim
Manufacturing/Transition Agreement in accordance with the respective terms thereof;

               (u) not to agree or consent, and to cause its designees on the Boards of Directors (or other governing bodies) of the Joint Ventures not to agree or consent to any capital call, capital commitment or other Joint Venture financing or other action presented for approval by Motorola, any of its Affiliates, such Boards of Directors or other governing bodies, in each case except as provided for Item 2 of the Disclosure Letter; and

               (v) not to enter into any Contract to engage in any action prohibited by the foregoing clauses (a) through (u).

               Except as expressly provided in this Section 7.1, the provisions of clauses (b) through (s) of this SECTION 7.1 shall not apply with respect to any Joint Venture.

          7.2 PRESS RELEASES. Prior to the Closing, neither Motorola nor TPG Acquisition nor any of their Affiliates will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that nothing herein will prohibit any party from issuing or causing publication of any such press release, announcement or public communication to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its Affiliates, in which case the party making such determination will allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

          7.3 EXCLUSIVITY. Unless and until this Agreement is terminated pursuant to SECTION 14.1, neither Motorola nor any of its Affiliates, officers, directors, employees or agents will (a) solicit, initiate, or encourage the submission of any proposal or offer (a "PROPOSAL") from any Person relating to any (i) liquidation, dissolution, or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination, in each case involving all or any material portion of the Business; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or agree to or endorse in any other manner any effort or attempt by any Person to do or seek any of the foregoing; PROVIDED, that the foregoing shall not apply to any transaction or combination involving Motorola or substantially all of the assets of Motorola and its subsidiaries and not primarily the Business.

          7.4 SATISFACTION OF CONDITIONS. Each of the parties will use Reasonable Efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the parties shall use Reasonable Efforts to obtain all consents of third parties which are required under the Material Contracts (which are not terminable or cancelable by either party thereto upon less than 120 days' notice) pursuant to the terms thereof to effect the assignment, license or sub-lease thereof to the SCG Parties as contemplated by this Agreement, the Reorganization Agreement and the Collateral Agreements (but shall not be required to pay money or incur obligations to third parties in connection therewith). Notwithstanding the foregoing, none of the parties hereto shall be required to comply with the provisions of the previous sentence to the extent that complying with such provisions is detrimental to the conduct of the Business, as reasonably determined by senior management of SCG and communicated in writing to Motorola and TPG.

          7.5   REPLACEMENT OF GUARANTEES, ETC.

               (a) Motorola and/or its Affiliates have provided certain corporate guarantees or have obtained certain indemnity bonds and/or letters of credit or letters of comfort (such guarantees, indemnity bonds, letters of credit or letters of comfort, whether in existence on the date hereof or provided or obtained after the date hereof, the "MOTOROLA BONDS") identified in the Disclosure Letter in connection with the Business with respect to which Motorola and/or its Affiliates (the "MOTOROLA PARTIES") has reimbursement, indemnification or other obligations and, after the date hereof and prior to the Closing, any Motorola Party may, (i) in its sole discretion but after consulting with TPG Acquisition, in the ordinary course of business (but in each case, excluding in connection with Indebtedness of the type described in clauses (i) through (vi) of the definition thereof), issue additional Motorola Bonds (as opposed to Motorola Bonds which are being issued to replace or refinance existing Motorola Bonds) in connection with certain obligations of the Business; PROVIDED, that the aggregate amount of such Motorola Bonds is $5.0 million or less, and (ii) with the prior consent of TPG Acquisition, issue additional Motorola Bonds in excess of $5.0 million. The obligations of the Company with regard to the Motorola Bonds set forth in this Agreement shall apply (i) to those Motorola Bonds in existence as of the date hereof and (ii) to those Motorola Bonds provided or obtained after the date hereof in accordance with the provisions of the previous sentence.

               (b) TPG Acquisition shall use its Reasonable Efforts to, or cause the Company to, replace the Motorola Bonds at the Closing Date (except for any Motorola Bonds to be replaced by letters of credit to be issued under the Senior Credit Facility which TPG Acquisition shall use its Reasonable Efforts to cause the Company to replace immediately after the Closing Date). The Company agrees, unconditionally and irrevocably, without right of setoff, to pay to, reimburse, and indemnify the Motorola Parties, for and against all their payments, costs and expenses incurred after the Closing and relating to such Motorola Bonds, which shall be deemed to include, without limitation, all fees, expenses and other amounts payable under its credit and bonding arrangements in respect of such Motorola Bonds, in each case until the complete and unconditional release of Motorola's obligations with respect thereto. All such payments, reimbursements and indemnities by the Company shall be made within one business day after receipt by it of written notice by Motorola that it has made or incurred any such payment, cost or expense together with reasonable evidence of such payment. If any Motorola Bonds are outstanding 60 days after the Closing Date, the Company shall deliver an irrevocable letter of credit in an amount sufficient to cover all of the Company's payment, reimbursement and indemnification obligations under this SECTION 7.5(b). Motorola shall be the beneficiary of any such letter of credit.

          7.6 FINANCING. TPG Acquisition hereby agrees to use its Reasonable Efforts to arrange and complete the Financing including, (i) to negotiate definitive agreements with respect thereto and (ii) to satisfy all conditions applicable to TPG Acquisition in such definitive agreements. TPG Acquisition will keep Motorola informed at all times with respect to the status of its efforts to arrange and complete the Financing, including, without limitation, with respect to the occurrence of any event which TPG Acquisition believes may have a material adverse effect on the ability of TPG Acquisition to obtain the Financing. In the event TPG Acquisition is unable to arrange or complete any portion of the Financing in the manner or from the sources originally contemplated, TPG Acquisition will use its Reasonable Efforts to arrange any such portion from alternative sources. Motorola hereby agrees to use its Reasonable Efforts to assist TPG Acquisition to arrange and complete the Financing, including to satisfy all conditions applicable to Motorola in connection therewith and will use its Reasonable Efforts to cause the SCG Parties to comply with their obligations under the definitive agreements with respect to the Financing; PROVIDED, that Motorola shall not be obligated to incur any monetary obligations or expenditures in connection with such assistance unless reimbursed promptly in full by TPG Acquisition. Motorola agrees to provide and make available upon reasonable notice the senior management employees of the Business for (i) their participation in any "road shows" for the Financing and (ii) to respond to questions and inquiries of potential lenders and investors; PROVIDED, HOWEVER, Motorola accepts no liability or responsibility for any such activities, and each definitive agreement with respect to the Financing shall incorporate, where appropriate, an adequate disclaimer of Motorola's liability acceptable to Motorola. Motorola will use its Reasonable Efforts to deliver the Financial Information to TPG Acquisition and to each of the financing providers under the TPG Financing Commitments prior to August 1, 1999.

          7.7 PERMITS. The Motorola Transferors shall use their Reasonable Efforts to cause all Company Permits to be transferred or reissued to the appropriate SCG Party as of the Closing Date or as promptly thereafter as is reasonably possible. Following the Closing Date, the Motorola Transferors shall cooperate with any efforts of the SCG Parties to complete the actions required to transfer or obtain the issuance of all Company Permits.

          7.8 ACCESS TO INFORMATION. Upon reasonable notice from TPG to Motorola and subject to the terms of the Non-Disclosure Letter, Motorola will cause to be afforded to TPG and its financing providers, and their respective officers, employees, representatives and advisors access during normal business hours to the employees, representatives, representatives advisors, facilities and books and records of Motorola and its Subsidiaries (and will use Reasonable Efforts to provide such access with respect to the Joint Ventures) so as to afford TPG and its financing providers full opportunity to make such review, examination and investigation of the Business, the Purchased Assets, the Assumed Liabilities and the Joint Ventures as they may reasonably deem necessary to make in connection with the transactions contemplated hereby and by the Reorganization Agreement.

          7.9 FINAL DETERMINATION OF ASSETS, LIABILITIES. Each of the parties acknowledges that the detailed identification of Purchased Assets, Assumed Liabilities and Retained Liabilities is substantially, but not entirely, complete. Promptly following the execution of this Agreement, the parties will establish a committee consisting of one representative of TPG, one senior officer of the Business and one senior officer of Motorola's Semiconductor Products Sector (the "ASSET DESIGNATION COMMITTEE"). The Asset Designation Committee shall, prior to the Closing, work in good faith to finalize the detailed list of Purchased Assets, Assumed Liabilities and Retained Liabilities to be delivered, assumed and retained at the

Closing; PROVIDED, HOWEVER, that the modifications made to the Purchased Assets, Assumed Liabilities and Retained Liabilities shall not materially frustrate the economic purpose of any party in engaging in the transactions contemplated hereby. The modifications effected pursuant to this SECTION 7.9 shall be made without invoking the provisions of Section 4.3 of the Reorganization Agreement or ARTICLE XI hereof but if applicable may be used to reduce the $15.0 million asset shortfall set forth in the Equipment Passdown Term Sheet included in the Interim Manufacturing/Transition Agreement.

          7.10 REFINANCE OR RENEGOTIATION OF JOINT VENTURE INDEBTEDNESS. The parties acknowledge that under the terms of certain Indebtedness incurred by the Joint Ventures pursuant to the credit facilities identified on EXHIBIT O (the "JOINT VENTURE CREDIT FACILITIES"), Motorola has provided certain comfort letters, letters of assurances or similar arrangements ("SUPPORT LETTERS"). The parties further acknowledge that the consummation of the transactions contemplated hereby may result in one or more defaults under the terms of such Joint Venture Credit Facilities. In order to maintain the appropriate level of financing at the Joint Ventures, TPG Holding and TPG Acquisition will use their Reasonable Efforts to obtain sufficient financing to refinance or replace, at
Closing, the Joint Venture Credit Facilities.   To facilitate the foregoing, the
parties shall work diligently from and after the date hereof to provide such information as may be necessary to the principal lenders under the Financing to enable due and prompt consideration of such refinancing proposal. If after 45 days from the date hereof, despite the Reasonable Efforts of TPG Holding and TPG Acquisition and the Reasonable Efforts of all other parties hereto, the principal lenders under the Financing have decided not to refinance or replace the Joint Venture Credit Facilities at Closing, the parties hereto shall seek to negotiate with the principal lenders under the Joint Venture Credit Facilities to enable such facilities to be maintained after Closing without Support Letters issued by Motorola and to enable the waiver or forbearance of any defaults as a result of the transactions contemplated hereby. Such negotiations shall include an offer by the Company to provide Support Letters (on terms permitted under the Financing) in replacement of the Support Letters issued by Motorola. The costs of any consent fee or increased borrowing fees (including the present value of any additional interest expense) shall be shared jointly by the Company and Motorola; PROVIDED, that neither party shall be required to contribute an amount in excess of $2.0 million in the aggregate towards such costs.

          7.11 LESHAN JV. The parties will undertake to transfer the interests in the Leshan JV from Motorola to SCG Holding as set forth in the Term Sheet attached hereto as EXHIBIT P.

          7.12 COMPANY/SCI GROUND LEASE. The parties hereto acknowledge that Motorola and the Company entered into the Existing Ground Lease in connection with the Reorganization. In connection with the Company/SCI Asset Transfer, it is contemplated that at TPG Holding's option, (i) the Company's leasehold interest in the Existing Ground Lease shall be assigned from the Company to SCI or LLC or (ii) to the extent necessary to resolve the Existing Ground Lease Open Issues, the Existing Ground Lease shall be terminated and the Company/SCI Ground Lease shall be entered into as of the Closing Date in order to resolve the Existing Ground Lease Open Issues, which is the subject of the Existing Ground Lease. In order to facilitate the possible election of option (ii) in the previous sentence, Motorola and TPG Holding hereby agree to negotiate in good faith after the date hereof in order to finalize the terms of the Company/SCI Ground Lease prior to the Closing Date. In addition to options (i) and (ii) in the second preceding sentence, the parties hereto agree that at TPG Holding's option and to the extent it is reasonably feasible (taking into consideration Motorola's desire to avoid negative publicity), the Company's leasehold interest in the Existing Ground Lease shall be assigned from the Company to SCI LLC and SCI LLC shall exercise an option to purchase the Premises (as defined in the Existing Ground Lease) or to purchase the Subsurface Rights. In the event that TPG Holding elects to pursue such purchase options, both parties agree to cooperate in good faith in determining if such purchase options would be feasible. In the event that such purchase options are feasible and TPG Holding elects such option, (x) Motorola and SCI LLC shall execute a reciprocal declaration of covenants and easements containing provisons substantially equivalent to the provisions contained in the Existing Ground Lease and (y) the fees and costs of exercising such purchase options shall be divided equally between the parties; provided, however, if such fees and costs are unreasonably high, the parties agree to cooperate in good faith in renegotiating the allocation of such costs.

          7.13 COMPANY NOTES. (a) Motorola shall incorporate such terms into the Company Notes as TPG Holding shall reasonably request, including terms relating to assignability, interest rates, payment schedules, currency and denominations.

               (b) With regard to any contributions made by the Company or SCI LLC, directly or indirectly, to the SCG Post-Closing Entities for the purpose of repaying and/or repurchasing the Company Notes in accordance with the terms of SECTION 3.6(f), Motorola shall cause the Company, SCI LLC and the SCG Post-Closing Entities to contribute and/or loan such amounts to the SCG Post-Closing Entities according to the manner chosen by TPG Holding.

               (c) TPG Holding shall have the right to determine whether each Company Note shall be prepaid in whole or in part and, in the event any Company
Note is not
paid in full, to designate the SCG Post-Closing Entity to which such Company Notes shall be assigned.

               (d) Notwithstanding anything herein to the contrary, each Company Note shall be repaid an/or repurchased in full from the holders thereof at the Closing such that, immediately after giving effect to the Closing, the Company Notes Amount shall in the aggregate have been paid in full to Motorola and its Subsidiaries (other than the Company and its Subsidiaries).

                                     ARTICLE VIII

                      WARRANTIES AND REPRESENTATIONS OF MOTOROLA

          Except as provided in the Disclosure Letter, Motorola warrants and represents to and covenants with TPG Acquisition and TPG Holding, and their respective successors and assigns, as follows:

          8.1 DUE INCORPORATION. Motorola is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each SCG Party is, or prior to the Closing will be, a corporation (or other legal entity) duly organized and validly existing under the laws of its jurisdiction of incorporation or organization identified in the Disclosure Letter. Each SCG Party has, or prior to the Closing will have, the power, and holds, or prior to the Closing, will hold, all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary, to own and operate its properties and to carry on and conduct its business as contemplated by the Reorganization Agreement or hereby, except, in each case, where the failure to hold such rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Business in any Principal Location.

          8.2 QUALIFICATION. Each SCG Party is, or prior to the Closing will be, duly qualified to do business and is, or prior to the Closing will be, in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties owned or leased or the nature of the activities conducted by such corporation (or other legal entity) make such qualification necessary, except where the failure to be so qualified or in good standing will not have a material adverse effect on such SCG Party. The Disclosure Letter sets forth a schedule of all jurisdictions where each SCG Party is, or prior to the Closing will be, qualified to do business (or the equivalent thereof).

          8.3 INVESTMENTS. Except for equity interests in another SCG Party or the Joint Ventures and as described in the Disclosure Letter, no SCG Party owns, and on the Closing Date no SCG Party will own, any securities or any other direct or indirect interest in any Person (including any joint venture or partnership).

          8.4   CAPITALIZATION.

               (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding as of the date hereof, are, and at all times prior to the Closing will be, as follows:

--------------------------------------------------------------------------------
         Class             Authorized Shares     Issued and Outstanding Shares

--------------------------------------------------------------------------------
Common Stock, without            1,000                       100
par value per share
--------------------------------------------------------------------------------

All of such shares are, and at all times prior to the Closing will be, owned by Motorola free and clear of all Liens. As of the date hereof, no shares of Company Stock were held in treasury. At the date hereof, there are, and at all times prior to the Closing, there will be, no outstanding options, conversion rights, warrants or other rights in existence to acquire or to require the Company to issue, purchase or acquire any shares of the capital stock or other securities of the Company.

               (b) The Disclosure Letter sets forth a true and accurate schedule of the total number of shares of capital stock or other equity interests and the par value thereof (where applicable) which each SCG Party is, or as of the Closing will be, authorized to issue and the number of such shares which are, or as of the Closing will be, issued and outstanding (and held in treasury as of the date hereof) and the owner thereof. Except as disclosed in the Disclosure Letter, there are, and at all times prior to the Closing will be, no outstanding options, conversion rights, warrants or other rights in existence to acquire, or to require any SCG Party to issue, purchase or acquire any shares of capital stock or other securities of any SCG Party.

               (c) The issued and outstanding shares of capital stock of each SCG Party have been, and at all times prior to the Closing will be, duly and validly issued and are, and at all times prior to the Closing will be, fully paid and nonassessable (as applicable in jurisdictions located outside of the United States). At the Closing, all of the issued and outstanding shares of capital stock or other equity interest of each SCG Post-Closing Entity will be owned by the Company or one of its Subsidiaries free and clear of all Liens. Except as set forth in the Disclosure Letter, there are, and at all times prior to the Closing there will be, no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of any

SCG Party. The provisions of this SECTION 8.4(c) shall be deemed to apply to any SCG Party or SCG Post-Closing Entity only upon incorporation or organization of such entity (to the extent such entity is incorporated or organized after the date hereof).

               (d) The Disclosure Letter sets forth a description of the nature and amount of all interests, debt, equity or otherwise, held by Motorola and its Affiliates in each Joint Venture, all of which are to be transferred to the Company prior to the Closing pursuant to the Reorganization Agreement. All of such interests are held by Motorola and its Affiliates and prior to the Closing will be transferred to the Company, free and clear of all Liens. Except as set forth in the Disclosure Letter, there are, and at all times prior to the Closing will be, no outstanding options, conversion rights, warrants or other rights in existence to acquire or to require any SCG Party or, to Motorola's Knowledge, Joint Venture to issue, purchase or acquire, any interest in a Joint Venture.

               (e) To Motorola's Knowledge: (i) no more than $60.0 million of Indebtedness of the SMP Joint Venture is outstanding as of the date hereof,
(ii) no more than $27.0 million of Indebtedness of the Leshan JV is outstanding as of the date hereof, (iii) no more than $3.0 million of Indebtedness of SEI is outstanding as of the date hereof, (iv) no more than $12.0 million of Indebtedness of Terosil is outstanding as of the date hereof and (v) no more than $40.0 million of Indebtedness of Tesla is outstanding as of the date hereof. For the purposes of this clause (e), "INDEBTEDNESS" shall mean each and every obligation identified under clauses (i) and (ii) of the definition of Indebtedness contained herein. The amount of funds which the SCG Parties will be obligated as of the Closing Date to contribute or lend to the Joint Ventures (other than the Leshan JV) will not exceed, in the aggregate, $20 million.

          8.5   DUE AUTHORIZATION.

               (a) Motorola, each Motorola Transferor and each SCG Party has all corporate power and authority which may be required for it to enter into, and to perform its obligations under, this Agreement, the Collateral Agreements and the Reorganization Agreement; Motorola, each Motorola Transferor and each SCG Party has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement, the Reorganization Agreement and the Collateral Agreements and to consummate the Merger and the transactions contemplated by the Reorganization Agreement, this Agreement and the Reorganization Agreement, and, when executed, the Collateral Agreements shall have been duly authorized, executed and delivered by Motorola and each SCG Party, as applicable, and each is binding upon, and enforceable against, Motorola and each SCG Party, as applicable, in accordance with its respective terms and conditions, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and judicial limitations upon the specific performance of certain types of obligations. The provisions of this
SECTION 8.5(a) shall be deemed to apply to any SCG Party only upon incorporation or organization of such entity (to the extent such entity is incorporated or organized after the date hereof).

               (b) Each of the Motorola Transferors has all corporate power and authority which may be required for each to perform the transactions contemplated by the Reorganization Agreement to be performed by it. Each document or instrument of transfer and assignment executed by a Motorola Transferor to implement the transactions contemplated thereby will be duly authorized and binding upon, and enforceable against such Motorola Transferor in accordance with its terms and conditions, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and judicial limitation upon specific performance of certain types of obligations.

          8.6 NO CONFLICTS. Except as set forth in the Disclosure Letter, neither the execution, delivery or performance of this Agreement, the Reorganization Agreement, or the Collateral Agreements by each Motorola Transferor and each SCG Party, nor the consummation of the Merger or any other transaction contemplated hereby, by the Reorganization Agreement or by the Collateral Agreements, does or will, after the giving of notice, or the lapse of time, or otherwise:

               (a) conflict with, result in a breach of, or constitute a default under, the charter or By-Laws (or other constitutive instruments) of Motorola, any SCG Party or any Motorola Transferor or any Joint Venture (which would have a material adverse effect on such Joint Venture) or any U.S. or non-U.S. federal, state or local law, statute, code, ordinance, rule or regulation generally applicable to transactions of the type contemplated hereby, by the Reorganization Agreement or by the Collateral Agreements, or any U.S. or non-U.S. federal, state or local court or administrative order or process to which Motorola, any SCG Party, any Joint Venture or any Motorola Transferor is a party, or any contract, agreement, arrangement, commitment or plan to which Motorola, any Joint Venture, any SCG Party or any Motorola Transferor is a party, or under which Motorola, any SCG Party or any Motorola Transferor may be obligated, or by which Motorola, any Joint Venture, any SCG Party or any Motorola Transferor or any of their respective rights, properties or assets may be subject or bound which conflict, breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Business in any Principal Location or a material adverse effect on the SMP Joint Venture, the Leshan Joint
Venture, Tesla or Terosil;

               (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the rights, properties or assets of Motorola or the Company and which are included in the Purchased Assets, which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Business in any Principal Location; or

               (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement, arrangement, commitment or plan to which Motorola, the Company or any Joint Venture is a party and which is included in the Purchased Assets, or under which Motorola, the Company or any Joint Venture may be obligated and which is included in the Purchased Assets, or by which Motorola, the Company or any Joint Venture or any of the rights, properties or assets of Motorola, the Company or any Joint Venture may be subject or bound and which is included in the Purchased Assets in each case, as could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Business in any Principal Location or a material adverse effect on the SMP Joint Venture, Leshan JV, Tesla or Terosil.

          8.7   GOOD TITLE AND LEASE.

               (a) On the Closing Date, each SCG Party shall have good and marketable title to the Purchased Assets (which title is fee simple in the case of all owned Real Property located in the United States) and all other assets, properties or rights owned or held by any SCG Party, subject to no Liens except for Permitted Liens. Motorola has made available to

TPG Acquisition a true, correct and complete copy of each title insurance policy, survey and appraisal relating to the Real Property which is in its possession or reasonably available to it.

               (b) To Motorola's Knowledge, all leases pursuant to which the Business leases from others material amounts of real or personal property relating to the Business, are in good standing, valid and effective in accordance with their respective terms, and there is not, to Motorola's Knowledge, under any such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a material adverse effect on a Significant Property. Motorola has made available to TPG Acquisition true, correct and complete copies of all such leases and subleases, including any amendments or modifications thereunder.

          8.8   COMPLIANCE; PERMITS.

               (a) Except as disclosed in the Disclosure Letter, the Business is in compliance with, and has not been conducted in conflict with, or in default or violation of, any law, rule, regulation, permit, license, approval, order, judgment or decree applicable to the Business or by which any of the Business' properties (including Purchased Assets) is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in the Disclosure Letter, each SCG Party will as of the Closing Date hold all permits, licenses and approvals from Governmental Authorities which are material to the operation of the Business by such SCG Party as it is now being conducted (collectively, the "COMPANY PERMITS"); PROVIDED, no representations or warranties are made in this SECTION 8.8 with respect to any tax incentives, privileges or rights beyond those which are required to operate the Business.

          8.9 FINANCIAL STATEMENTS. Except as set forth in the Disclosure Letter, the Financial Statements were prepared in all material respects in accordance with the books and records of the Business and in accordance with GAAP and fairly present in all material respects the combined assets, liabilities and business equity of the Business as at the dates thereof and the related combined revenues less direct and allocated expenses before taxes for each of the periods indicated therein, in each case on the basis described in
Note 1 to the Financial Statements, subject, in the case of unaudited financial statements, to normal year-end adjustments and the omission of footnotes.

          8.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Disclosure Letter, since the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any damage to, destruction or loss of any material asset of the Business (whether or not covered by insurance) (including Purchased Assets);
(iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of the assets of the Business including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (v) any sale of a material amount of property of the Business, except in the ordinary course of business; (vi) any cancellation, expiration, non-renewal or waiver of any right under any contract, lease, agreement (which contract, lease or agreement would have constituted a Material Contract), or material license, material permit or material approval, except in the ordinary course of business;

or (vii) any other action or event that would have required the consent of TPG Acquisition pursuant to SECTION 7.1 had such action or event occurred after the date of this Agreement.

          8.11 NO UNDISCLOSED LIABILITIES. Except as set forth in the Disclosure Letter, as of the Closing Date, no SCG Party will have any liabilities (absolute, accrued, contingent or otherwise) except for the (a) liabilities reflected on the Balance Sheet, (b) liabilities which, if not reflected on the Balance Sheet, would not have been required to be reflected on the Balance Sheet in accordance with GAAP, (c) liabilities incurred since the Balance Sheet Date in the ordinary course of business, (d) liabilities incurred in connection with this Agreement or the Reorganization Agreement or (e) obligations arising from the Motorola Bonds. As of the Closing Date, no SCG Party will have any Indebtedness other than (i) Indebtedness set forth in the Disclosure Letter and (ii) Indebtedness of the type described in clause (vii) of the definition thereof in an aggregate amount not exceeding $7.5 million.

          8.12 ABSENCE OF LITIGATION. Except as set forth in the Disclosure Letter, there are no claims, actions, suits, proceedings, or investigations pending or, to Motorola's Knowledge, overtly proposed or threatened against the Business, the Company or any of the SCG Post-Closing Entities or any properties or rights of the Business, the Company or any of the SCG Post-Closing Entities before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or non-U.S., (i) which if adversely determined would
(x) hinder or impair in any material respect the ability of any Motorola Transferor or any SCG Party to perform its obligations under this Agreement, the Reorganization Agreement or the Collateral Agreements or (y) result in a Material Adverse Effect or (ii) that seek to enjoin or obtain material damages in respect of the consummation of the transactions contemplated hereby. No Motorola Transferor or any SCG Party is subject to any outstanding orders, rulings, judgments or decrees that would hinder the ability of any Motorola Transferor or SCG Party to perform their obligations under this Agreement, the Collateral Agreements or the Reorganization Agreement.

          8.13 RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement or as set forth in the Disclosure Letter or the Collateral Agreements, to Motorola's Knowledge, there is no agreement, judgment, injunction, order or decree binding upon any Motorola Transferor or SCG Party which has or would reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Business, acquisition of any material property by any Motorola Transferor or SCG Party with respect to the Business or the conduct of any Motorola Transferor or SCG Party with respect to any material aspect of the Business as currently conducted or as proposed to be conducted.

          8.14 REAL PROPERTY. The Disclosure Letter lists all of the real property owned, leased, used or occupied in the Business and which is to be owned by or leased to SCG Parties, other than property to be made available under the Motorola Facilities Lease or the SCG Master Lease (the "REAL PROPERTY"). With respect to each Significant Property, except as disclosed in the Disclosure Letter: (a) there are no pending, or to Motorola's Knowledge, threatened or contemplated condemnation proceedings, lawsuits or administrative actions relating thereto; (b) there are no leases, subleases, licenses, occupancy agreements, concessions or other agreements, written or oral, granting to any Person the right to use or occupy any portion thereof; (c) to Motorola's Knowledge, no work has been performed on, or material supplied to, any Significant Property within any applicable statutory period which could give rise to any mechanics' or materialmen's liens, other than work or materials that shall be paid for prior to the Closing Date or for which payment shall be accrued and reflected in the Closing Balance Sheet; (d) with respect to owned parcels of Significant Property, there are no outstanding accepted offers to buy, offers to sell, or options or rights of first refusal to purchase or sell or otherwise use, occupy or enjoy any portion thereof or interest therein; (e) to Motorola's Knowledge, there are no Persons, other than the SCG Parties, in possession of the parcel, other than tenants under leases or subleases disclosed in the Disclosure Letter, who are in possession of space to which they are entitled under such lease or sublease; (f) there are no pending or to Motorola's Knowledge, threatened or contemplated applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any owned Significant Property; (g) to Motorola's Knowledge, none of the Significant Property has suffered any material damage by fire or other casualty and not heretofore been completely restored to its original condition; and (h) none of the leases or subleases relating to any of the leased Significant Property contains any operating covenants or restrictions which might or would have a material adverse effect on the related Significant Property and/or the conduct of the Business at such Significant Property, except, in each case of clauses
(a) through (h) above, as would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on a Significant Property. Motorola has not received any notice that improvements on and the present uses of the owned Significant Property are in violation of applicable zoning restrictions. Except as disclosed in the Disclosure Letter, the Business has not received notice of and, to Motorola's Knowledge, there is no plan, study or effort by any governmental or regulatory authority which would prevent the continued use of the owned Significant Property in the manner it was used prior to the Closing Date in the Business. The provisions of this SECTION 8.14 shall not apply to any real property owned, leased, used or occupied by any Joint Venture. Except as set forth in the Disclosure Letter, there is no material default with respect to the obligations of any Existing SCG Entity under any lease with respect to a Significant Property.


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

          8.15 TANGIBLE ASSETS. Except as set forth in the Disclosure Letter, to Motorola's Knowledge, the tangible assets presently and actively used in the operation of the Business are in good operating condition, free of any defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect or a material adverse effect on the Business in any Principal Location and for which there are no replacement assets complying with the foregoing representations which shall be included as Purchased Assets.

          8.16  TAXES.

               (a) Except as disclosed in the Disclosure Letter (with paragraph references corresponding to those set forth below):

                     (i) the Company, SCI LLC and the Foreign Entities have timely filed all material Tax Returns concerning Taxes required to be filed by applicable law (or such Tax Returns have been filed on behalf of the Company, SCI LLC and the Foreign Entities), and all such Tax Returns are true, correct and complete in all material respects;

                     (ii) all amounts due in respect of material Taxes payable by the Company, SCI LLC and the Foreign Entities have been paid (whether or not actually shown on such Tax Returns);

                     (iii) as of the date hereof, neither the Company, SCI LLC nor any of the Foreign Entities has executed (or had executed on its behalf) any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns;

                     (iv) no claim has ever been made in writing addressed to Motorola, the Company, SCI LLC or any Foreign Entity by any authority in a jurisdiction where


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

neither the Company, SCI LLC nor any of the Foreign Entities files Tax Returns that the Company, SCI LLC or any Foreign Entity is or may be subject to taxation by that jurisdiction;

                     (v) as of the date hereof, there are no Liens with respect to any material Taxes upon any of the assets and properties of the Company, SCI LLC or the Foreign Entities;

                     (vi) the Company, SCI LLC and the Foreign Entities have paid in full or set up reserves in accordance with GAAP in respect of all Taxes for the periods covered by such Tax Returns, as well as all other Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable (including, without limitation, all Taxes that the Company, SCI LLC and the Foreign Entities are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties). As of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company, SCI LLC or any of the Foreign Entities for the tax periods (or portions thereof) ending on or prior to the Closing Date for which there is not an adequate reserve (regardless of whether the liability for such Taxes is disputed); and

                     (vii) the transactions contemplated by this Agreement will not result in the payment or series of payments by the Company, SCI LLC or any of the Foreign Entities to any person of an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), or any other compensation payment which is not deductible for federal income tax purposes under the Code.

               (b) Except for the complete and accurate copies of the tax sharing agreements made available to Buyer prior to the execution of this Agreement, no contracts or


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

agreements relating to the apportionment, allocation or sharing of Taxes exist among Motorola or Affiliates of Motorola and the Company, SCI LLC or any of the Foreign Entities.

               (c) Set forth on the Disclosure Letter is a complete list of income and other material Tax Returns filed by the Company, SCI LLC or any of the Foreign Entities, or in which the Company, SCI LLC or any of the Foreign Entities were included, or otherwise relating to the Business, pursuant to the laws or regulations of any federal, state, local or foreign Tax authority, that have been examined or audited by the IRS or other appropriate authority during the preceding three years, and a list of all adjustments relating to the income, assets, or operations of such Foreign Entities or the Business resulting from each such examination or audit. Except as set forth on the Disclosure Letter, no such examination or audit is in progress. Except as set forth on the Disclosure Letter, all deficiencies relating to the income, assets, or operations of such Foreign Entities or the Business, proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other tax period (or portion thereof) ending on or prior to the Closing Date not so examined or audited and for which the statute of limitations (taking into account extensions) has not expired. There are no grounds for any liability for the Taxes of a person other than the Company, SCI LLC or the Foreign Entities under Treasury Regulations section 1.1502-6 (or any similar provision of foreign, state, or local Tax law), as transferee or successor, by contract, or otherwise.

               (d) The Company, SCI LLC and the Foreign Entities have not executed (or had executed on their behalf) any closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local or foreign law.


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

               (e) No Tax is required to be withheld pursuant to section 1445 of the Code as a result of any transfers or deemed transfers contemplated by this Agreement.

               (f) None of the Company or the Foreign Entities has filed a consent pursuant to section 341(f) of the Code or agreed to have section 341(f)(2) of the Code apply to any disposition of a subsection f asset (as such term is defined in section 341(f)(4) of the Code) owned by the Company or the Foreign Entities.

               (g) None of the assets owned by the Company, SCI LLC or the Foreign Entities is property that is required to be treated as owned by any other person pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of section 168(h) of the Code.

               (h) Neither the Company, SCI LLC nor any of the Foreign Entities has agreed or is required to make any adjustments pursuant to section 481(a) of the Code or any similar provision of state, local, or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company, SCI LLC nor any of the Foreign Entities has received any notice in writing from the IRS or other relevant authority proposing any such adjustment or change in accounting method, nor does the Company, SCI LLC or any Foreign Entity have any application pending with any governmental or regulatory authority requesting permission for any changes in accounting methods that relate to the Business or assets of the Company, SCI LLC or any of the Foreign Entities.

               (i) Motorola has not filed an election under Rev. Proc. 91-11, 1991-1 C.B. 470, as modified by Rev. Proc. 91-39, 1991-2 C.B. 694, or Rev. Proc.
95-39, 1995-2 C.B. 399.


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

               (j) The Company has maintained the books and records required to be maintained pursuant to section 6001 of the Code and the rules and regulations thereunder, and comparable laws, rules and regulations of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file material Tax Returns and other reports relating to Taxes.

               (k) Except as set forth in the Disclosure Letter, prior to the Closing Date the Company, SCI LLC and the Foreign Entities have taken no action, or omitted or failed to take any action, that might jeopardize the availability, scope or duration of any income tax holiday under the laws of the Philippines for which Motorola Philippines, Inc. ("MPI") would otherwise be eligible with respect to MPI's Carmona, Philippines facility, and MPI is currently eligible, pursuant to the Philippines Omnibus Investments Code of 1987, for an exemption from income tax in the Philippines with regard to all income earned by its Carmona, Philippines facility prior to the first day of August, 2001.

               (l) The Disclosure Letter lists each Foreign Entity for which an election has been made pursuant to section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes. Except as set forth on the Disclosure Letter, each Foreign Entity will be classified for U.S. federal income tax purposes according to its default classification.

          8.17 ENVIRONMENTAL MATTERS. Except as set forth in the Disclosure Letter, and except in all cases as, alone or in the aggregate, has not had and would not have a Material Adverse Effect, and in all cases as of the Closing
Date: (i) the Business has obtained all applicable approvals and Company Permits which are required to be obtained under applicable Environmental Laws and such approvals and Company Permits are in full force and effect, and


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

timely request for renewal has been made, if applicable; (ii) the Business is in compliance with all terms and conditions of such required approvals and Company Permits; (iii) the Business and the facilities and operations of the Business are not in violation of any applicable Environmental Laws; (iv) the Business has not received any written Governmental Authority communication or third-party notice of any violations of Environmental Laws; (v) the Business has not received any administrative, regulatory or judicial action, suit or demand letter by any Governmental Authority or other Person alleging noncompliance or violation of any Environmental Laws by the Business, or, to the extent such allegations relate to the Business or the Real Property, by any prior owner of the Real Property; and (vi) the Business has not received any administrative, regulatory or judicial action, suit or demand letter by any Person alleging or asserting any Environmental Liability. This SECTION 8.17 sets forth the sole and exclusive representations and warranties of Motorola and the Business with respect to environmental matters, including without limitation any matters arising under Environmental Laws.

          8.18 YEAR 2000. The Disclosure Letter sets forth a true and correct description of Motorola's Year 2000 plan ("YEAR 2000 PLAN"). The statements made in such description of the Year 2000 Plan are true, correct and complete in all material respects. Motorola, as of the date hereof, has, or has caused to be, taken all reasonable steps, and made every reasonable effort, to substantially comply with, implement, carry out and effectuate all of the requirements, steps, measures and procedures, and meet all the guidelines and deadlines, as set forth in such plan. To Motorola's Knowledge, there is no event, occurrence, condition or reason that would prevent, or interfere with, the implementation of the Year 2000 Plan substantially in accordance with the guidelines and deadlines set forth in such plan.


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
          8.19 PRODUCT LIABILITY AND RECALLS. (a)Except as disclosed in the Disclosure Letter, there is, and for the past 12 months there have been, no pending or, to Motorola's Knowledge, threatened claim, action, suit, proceeding, arbitration or investigation against any Transferor or SCG Party with respect to the Business for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Business, including claims arising out of the alleged defective or unsafe nature of its products or services, which would have a Material Adverse Effect.

                    (b) Except as disclosed in the Disclosure Letter, there is no pending or, to Motorola's Knowledge, overtly threatened recall or investigation of any product sold by the Business which recall or investigation would have a Material Adverse Effect.

          8.20 RELATED PARTY TRANSACTIONS. Except as disclosed in the Disclosure Letter and except as provided in the Collateral Agreements, none of Motorola, SCG senior management (including the senior SCG management official in each Principal Location), or any of Motorola's Affiliates (which are not natural persons): (i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Business or any organization which has a Material Contract (in each case as to any material interest or Material Contract of the Business which will survive the Closing Date); or (ii) has any Material Contract with any SCG Party which is not on arms-length terms, other than as disclosed in the Disclosure Letter (in each case as to any Material Contract which will survive the Closing Date). The Disclosure Letter will disclose any Indebtedness between Motorola or any of its Affiliates on the one hand and any SCG Party on the other hand which would constitute an Assumed Liability at the date hereof or at the Closing Date, after giving effect to the consummation of the transactions contemplated hereunder.


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
          8.21 NECESSARY ASSETS AND RIGHTS. Upon the consummation of the transactions contemplated by this Agreement, the Collateral Agreements and the Reorganization Agreement, except as set forth in the Disclosure Letter, the assets, properties and rights of each SCG Party as of the Closing Date (including rights under the Collateral Agreements) will include all of the material assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, used in and necessary for the conduct of the Business as presently conducted and will enable the SCG Parties to manufacture, sell and distribute Products in a manner consistent with the present conduct of the Business; PROVIDED, that no representation is made (i) as to the adequacy of the level of working capital of the Business or (ii) with respect to intellectual property matters (all intellectual property matters are governed by the IP Agreement); and PROVIDED, FURTHER, that the representations and warranties in this SECTION 8.21 shall not apply to the business, assets, properties or rights of any Joint Ventures.

          8.22 CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. The Disclosure Letter sets forth all contracts, agreements, commitments, arrangements, indentures, loans, mortgages, notes, leases, and other instruments of any kind or character (whether oral or written) to which any Motorola Transferor or SCG Party is a party relating to the Business and which constitute part of the Assumed Liabilities (collectively, the "CONTRACTS") that involve a receipt or an expenditure or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Business, in each case where the amount delivered or received, or the outstanding obligation was in excess of $5.0 million in 1998. The Disclosure Letter also identifies (whether oral or written) the following additional Contracts:

                    (a) Contracts in effect with the top 50 customers of the Business for 1998 by revenue, including, without limitation, all management agreements, consulting services




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

agreements, purchase commitments or service agreements (hereinafter referred to as the "CUSTOMER CONTRACTS");

                    (b) leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property included in the Purchased Assets with payments equal to or greater than $100,000 per month and all maintenance or service agreements relating to any real or personal property with payments equal to or greater than $100,000 per month;

                    (c) material employment or consulting Contracts or arrangements regarding employees or independent contractors (including, without limitation, any standard form contracts such as employee nondisclosure agreements) or other Contracts providing for any continuing payment or benefit of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions for any senior management employees of the Business;

                    (d) Contracts restricting any Motorola Transferor or SCG Party from carrying on the Business anywhere in the world;

                    (e) Contracts evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise providing for payments in excess of $100,000 per month and constituting part of the Assumed Liabilities;

                    (f) joint product development Contracts with any party other than Motorola and its Affiliates, other than Customer Contracts; and

                    (g)       joint venture, partnership or similar Contracts.


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

          The contracts, agreements, commitments and other instruments required to be listed in the Disclosure Letter by this SECTION 8.22 are herein referred to as the "MATERIAL CONTRACTS." The revenue to which the Customer Contracts relates represents at least 80.0% of the total revenue of the Business for the year ended December 31, 1998.

          All the Material Contracts are valid and binding upon the respective Existing SCG Entities and, to Motorola's Knowledge, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. None of the Motorola Transferors or any SCG Party nor, to Motorola's Knowledge, any other party to any Material Contract has breached or provided any written notice of an intent to breach, in any material respect, any provision of, or is in default in any material respect under, the terms thereof.

          8.23 REORGANIZATION AGREEMENT. Each of the representations and warranties of the Transferors contained in the Reorganization Agreement is true and correct in all material respects.

          8.24 ORDERS, COMMITMENTS AND RETURNS. As of April 3, 1999, the 13-week financial backlog for the sale of Products entered into by the Motorola Transferors or the Company in connection with the Business is approximately $337.0 million, all of which Products were sold in the ordinary course of business.

          8.25 ACCOUNTS RECEIVABLE; INVENTORY. (a) Subject to any allowances set forth in the balance sheets of SEI, MPI and MSSB previously delivered to TPG Acquisition, the accounts receivable shown in such balance sheets arose in the ordinary course of business; were not, as of


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

the date of such balance sheets, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of such balance sheets, bona fide claims against debtors for sales, leases, licenses and other charges.

                    (b) As of the Balance Sheet Date, the net inventories shown on the Balance Sheet consisted in all material respects of items of a quantity and quality usable or salable in the ordinary course of business. All such inventories are valued on the Balance Sheet in accordance with GAAP and the historical inventory valuation policies of the Business of the lower of cost or market, and allowances have been established on the Balance Sheet Date, for slow-moving, obsolete or unusable inventories.

          8.26 MAJOR SUPPLIERS. Except as described in the Disclosure Letter, none of the 25 largest suppliers of the Business in terms of purchases with respect to each of the years ended December 31, 1997 and December 31, 1998 has ceased doing business with the Existing Motorola Non-U.S. Entities and/or the Company or materially and adversely changed its relationship with the Existing Motorola Non-U.S. Entities and/or the Company and, to Motorola's Knowledge, none of such suppliers intended to cease doing business with the Existing Motorola Non-U.S. Entities and/or the Company or to materially and adversely change its relationship with the Existing Motorola Non-U.S. Entities and/or the Company.

          8.27 ABSENCE OF CERTAIN PRACTICES . None of the Existing Motorola Non-U.S. Entities, the Company or any director, officer, agent, employee or other person acting on their behalf has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or others or accepted or received any unlawful contributions, payments,


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

gifts or expenditures, except for any such activity in each case as would not reasonably be expected to result in a Material Adverse Effect.

          8.28 DISCLAIMERS OF MOTOROLA. NOTWITHSTANDING ANYTHING CONTAINED IN THIS ARTICLE VIII OR ANY OTHER PROVISION OF THIS AGREEMENT, TPG ACQUISITION AND MOTOROLA ACKNOWLEDGE AND AGREE THAT NONE OF MOTOROLA OR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED IN OR REFERRED TO IN THE EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO TPG ACQUISITION OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES (SUCH MATERIALS COLLECTIVELY, THE "EVALUATION MATERIALS"), ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED BEYOND THOSE EXPRESSLY GIVEN BY MOTOROLA IN THIS AGREEMENT, THE REORGANIZATION AGREEMENT AND THE COLLATERAL AGREEMENTS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PROPERTIES OR ASSETS OF THE BUSINESS CARRIED OUT BY MOTOROLA.

                                   ARTICLE IX

        WARRANTIES AND REPRESENTATION OF TPG ACQUISITION AND TPG HOLDING

          TPG Acquisition and TPG Holding, jointly and severally, warrant and represent to and covenant with Motorola as follows:

          9.1 TPG HOLDING - DULY ORGANIZED. TPG Holding is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or


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

organization, with corporate power and authority to own its properties and to conduct its business as now conducted. TPG Holding was recently organized and has no significant assets or liabilities other than those relating to the Merger.

          9.2 TPG ACQUISITION - DULY ORGANIZED. TPG Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with corporate power and authority to own its properties and to conduct its business as now conducted. TPG Acquisition was recently organized and has no significant assets or liabilities other than those relating to the Merger.

          9.3 TPG ACQUISITION - CAPITAL STOCK. The authorized capital stock of TPG Acquisition consists of 1,000 shares of common stock, par value $0.01 per share, 1,000 of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by TPG Holding, free and clear of all liens, claims, security interests and encumbrances.

          9.4 REQUIRED CORPORATE ACTION. TPG Acquisition and TPG Holding have each taken all requisite corporate action to approve this Agreement and the Merger.

          9.5 BINDING AGREEMENT. This Agreement has been duly authorized, executed and delivered by TPG Acquisition and TPG Holding and is binding upon, and enforceable against each of TPG Acquisition and TPG Holding in accordance with its terms and conditions, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and judicial limitations upon the specific performance of certain types of obligations.

          9.6 NO CONFLICTS. Neither the execution, delivery or performance of this Agreement by TPG Acquisition and TPG Holding, nor the consummation of the Merger or any


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

other transaction contemplated hereby, does or will, after the giving of notice, or the lapse of time, or otherwise:

                    (a) conflict with, result in a breach of, or constitute a default under, the charter or By-Laws of TPG Acquisition or TPG Holding, or any U.S. or non-U.S., federal, state or local law, statute, code, ordinance, rule or regulation generally applicable to transactions of the type contemplated hereby, or any U.S. or non-U.S., federal, state or local court or administrative order or process to which TPG Acquisition or TPG Holding is a party, or any contract, agreement, arrangement, commitment or plan to which TPG Acquisition or TPG Holding is a party, or under which TPG Acquisition or TPG Holding may be obligated, or by which TPG Acquisition or TPG Holding or any of their respective rights, properties or assets may be subject or bound which conflict, breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                    (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the rights, properties or assets of TPG Acquisition or TPG Holding which could reasonably be expected to have a material adverse effect on the ability of TPG Acquisition or TPG Holding to consummate the transactions contemplated hereby; or

                    (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement, arrangement, commitment or plan to which TPG Acquisition or TPG Holding is a party, or under which TPG Acquisition or TPG Holding may be obligated, or by which TPG Acquisition or TPG Holding or any of the rights, properties or assets of TPG Acquisition or TPG Holding may be subject or bound, in each case as could reasonably be expected to have a


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

material adverse effect on the ability of TPG Acquisition or TPG Holding to consummate the transactions contemplated hereby.

          9.7 FINANCING. The TPG Financing Commitments are binding commitments and have not been amended or modified or withdrawn or rescinded in any respect; and neither TPG Acquisition nor TPG Holding is aware of any fact, event or circumstance which would have a detrimental effect on the ability to consummate the financing contemplated by the TPG Financing Commitments. The funds committed under the TPG Financing Commitments, together with the consideration to be paid by TPG Acquisition pursuant to the TPG Stock Purchase, are sufficient to enable the Company to pay the Redemption Cash Consideration, to pay all related fees and expenses (including the TPG Stock Purchase) of TPG Acquisition or TPG Holding in connection with the transactions contemplated hereunder and to provide for the anticipated working capital needs of the Company following the consummation of the transactions contemplated hereunder (the financing necessary to provide such funds being hereinafter referred to as the "FINANCING"). The TPG Financing Commitments are in full force and effect as of the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in or contemplated by the TPG Financing Commitments. All fees required to be paid by TPG Acquisition or TPG Holding on or prior to the date hereof in respect of the TPG Financing Commitments have been paid.

          9.8 INSPECTIONS; LIMITATION OF WARRANTIES. TPG Acquisition and TPG Holding are informed and sophisticated participants in the transactions contemplated by this Agreement and have undertaken such investigation, and have been provided with and have evaluated certain documents and information in connection with the execution, delivery and performance of this

Agreement. TPG Acquisition and TPG Holding acknowledge that they are acquiring the Business without any representation or warranty, express or implied, by Motorola or any of its Affiliates except as expressly set forth herein, in the Reorganization Agreement and in the Collateral Agreements, and TPG Acquisition and TPG Holding acknowledge that no representation or warranty, express or implied not expressly set forth herein, in the Reorganization Agreement or in the Collateral Agreements shall form the basis of any claim against Motorola or any of its advisors, or any of their respective Affiliates or representatives with respect to the transactions contemplated hereby. With respect to any financial projection or forecast delivered on behalf of Motorola to TPG Acquisition or TPG Holding, TPG Acquisition and TPG Holding acknowledge that there are uncertainties inherent in attempting to make such projections and forecasts and that they are familiar with such uncertainties and acknowledge that Motorola has not made any representation or warranty with respect to such projections or forecasts.

          9.9 CONSENTS. Except as set forth in the Required Consents and Approvals, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by TPG Acquisition or TPG Holding in connection with the execution, delivery and performance by TPG Acquisition or TPG Holding of this Agreement or the taking by TPG Acquisition or TPG Holding of any other action contemplated hereby, except for any of the foregoing that in the aggregate would not (i) materially hinder or impair the consummation of the transactions contemplated hereby or thereby or
(ii) materially interfere with the ability of TPG Acquisition or TPG Holding to conduct the Business after the Closing in substantially the same manner in which the Business was conducted prior to the


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

Closing. No statute, rule or regulation, or order of any court or administrative agency prohibits TPG Acquisition or TPG Holding from consummating the transactions contemplated hereby.

          9.10 LITIGATION. There are no actions, suits, investigations, or proceedings pending or, to the knowledge of TPG Acquisition or TPG Holding, threatened (i) against TPG Acquisition, TPG Holding or any of their respective Affiliates which if adversely determined would materially hinder or impair the ability of TPG Acquisition or TPG Holding to perform its obligations under this Agreement, or (ii) that seek to enjoin or obtain damages (which damages could reasonably be expected to have a material adverse change in or effect upon the business, financial condition or results of operations of TPG Acquisition or TPG Holding taken as a whole) in respect of the consummation of the transactions contemplated hereby. None of TPG Acquisition, TPG Holding or any of their respective Affiliates is subject to any outstanding orders, rulings, judgments, or decrees that would have a material adverse effect on the ability of TPG Acquisition or TPG Holding to perform its obligations under this Agreement.

                                    Article X

                                   TAX MATTERS

          10.1 TAX INDEMNIFICATION. Except as otherwise provided in this Agreement (including SECTION 3.8), as among the parties hereto, Motorola shall be responsible for and pay, and shall indemnify and hold each Tax Indemnitee harmless from any and all Taxes levied or imposed on the Company, SCI LLC or any of the Foreign Entities in respect of its income, business, property or operations or for which the Company, SCI LLC or such Foreign Entity may otherwise be liable (i) for any period ending prior to or on the Closing Date, including the portion of any Straddle Period ending on the Closing Date, and including Taxes arising out of the transactions and deemed transactions contemplated in this Agreement, (ii) for any obligation to


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contribute to the payment of a Tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations of which Motorola or any subsidiary of Motorola (other than the Company or a Subsidiary of the Company), is or was the common parent, (iii) arising out of a breach of the representations contained in Section 7.16 hereof, (iv) for any costs or expenses of contests or controversies relating to Taxes indemnified hereunder, or (v) a sale occurring on or prior to the Closing Date that is accounted for under the installment method of accounting as defined in section 453(c) of the Code (or any corresponding provision of state, local or foreign income Tax law). Any indemnity payment required to be made by Motorola pursuant to this Section 10.1 shall be made within 30 days of written notice from the Company.

          10.2 APPORTIONMENT OF TAXES.

                    (a) With respect to any Taxes imposed upon Company, SCI LLC or the Foreign Entities that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall, (1) in the case of Taxes that are either (x) based upon or related to income, receipts or shareholders' equity or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date and (2) in the case of Taxes (other than those described above in clause (1)) imposed on a periodic basis with respect to the Company, SCI LLC or the Foreign Entities or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the


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denominator of which is the number of calendar days in the entire Straddle
Period. For purposes of clause (1) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 10.2(a) shall be computed by reference to the level of such items on the Closing Date.

                    (b) Motorola shall be entitled to any refunds or credits (including any interest paid or credited with respect thereto) in respect of any liability for any Tax of Motorola or any of its Affiliates (including, without limitation, the Company, SCI LLC and the Foreign Entities), for any Tax periods or portion thereof ending on or before the Closing Date (including any Taxes allocated to such period under SECTION 10.2(a) hereof) or for which Motorola is otherwise liable under SECTION 10.1. Except as provided in
SECTION 3.8, the Company shall be entitled to any refunds or credits (including any interest paid or credited with respect thereto) in respect of any liability for any Tax of the Company or any of its Affiliates, for any Tax periods or portion thereof beginning after the Closing Date (including any Taxes allocated to such period under SECTION 10.2(a) hereof) and for which Motorola does not have an indemnification obligation under SECTION 10.1. Each party shall cause any amount to which the other party is entitled under this SECTION 10.2(b), but which is received or credited to the party not so entitled or any of such party's Affiliates, at any time after the Closing Date, to be paid to the party so


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entitled in immediately available funds promptly after receipt (or, if the amount of the credit or refund is applied against any other liability of the party not so entitled, within ten days of the notice of such application).

          10.3 TAX RETURNS.

                    (a) (i) Motorola shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to (A) be filed by the Company, SCI LLC or any of the Foreign Entities or any of its Subsidiaries, on or prior to the Closing Date or (B) include the Company, SCI LLC or the Foreign Entities in a consolidated, combined or unitary Tax Return filed by Motorola or any Affiliate (other than any Tax Indemnitee) with respect to any taxable period ending prior to or including the Closing Date, (ii) such Tax Returns shall be correct and complete in all material respects, and (iii) all Taxes indicated as due and payable on such Tax Returns shall be paid or will be paid by Motorola as and when required by law, except for such Taxes which are the responsibility of the Company and SCI LLC pursuant to SECTION 3.8 which the Company or SCI LLC shall pay (as and when required by law). Such Tax Returns shall be prepared and filed on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law, closing agreement or other settlement entered into with a taxing authority, or decision of a judicial authority.

                    (b) The Company, SCI LLC and the Foreign Entities (or, where relevant, the combined or consolidated group of which the Company or the Foreign Entities are members) shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by the Company, SCI LLC or any of the Foreign Entities, or to include the Company, SCI LLC or the Foreign


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Entities, after the Closing Date, it being understood that all Taxes indicated as due and payable on such returns shall be the responsibility of the Company, except for such Taxes which are the responsibility of Motorola pursuant to this ARTICLE X and SECTION 3.8 which Motorola shall pay (as and when required by law).

          10.4 SURVIVAL. All obligations under this ARTICLE X shall survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax. Notwithstanding the foregoing, any claim for indemnification shall survive such termination date if any party, prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification under this ARTICLE X (such claim, a "TAX CLAIM"), specifying in reasonable detail the basis under this Agreement for such claim.

          10.5 EXCLUSIVE REMEDY. Notwithstanding anything to the contrary in this Agreement, all matters relating to Taxes will be governed exclusively by this ARTICLE X following the Closing.

          10.6 CONTESTS. Provided that Motorola does not dispute its obligation to indemnify the Tax Indemnitees for the asserted liability, Motorola shall, at its election, have the right to represent the Company's, SCI LLC's or any of the Foreign Entities', as the case may be, interests in the portion of any Contest (as defined below) relating to any Tax issue for which Motorola is responsible to indemnify a Tax Indemnitee pursuant to this Agreement, employ counsel of its choice at its expense and control the conduct of such Contest. For any such Contest the Tax Indemnitees and Motorola agree that the following provisions of this SECTION 10.6 will apply in handling any such claim. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company,


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SCI LLC or any of the Foreign Entities, as the case may be. Unless the Company has previously received written notice from Motorola of the existence of such Contest, the Company shall give written notice to Motorola of the existence of any Contest relating to a Tax matter that is or may be Motorola's responsibility under this ARTICLE X within ten days from the receipt by the Company of any written notice of such Contest, but no failure to give such notice shall relieve Motorola of any liability hereunder except to the extent, if any, that the rights of Motorola with respect to such claim are actually prejudiced. Unless Motorola has previously received written notice from the Company of the existence of such Contest, Motorola shall give written notice to the Company of the existence of any Contest within ten days from the receipt by Motorola of any written notice of such Contest. The Company, on the one hand, and Motorola, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. Motorola shall consult with the Company regarding any such Contest and shall consider suggestions proposed by the Company (subject to Motorola's right to control the Contest of such issue), inform the Company in a timely manner of any material events concerning any such Contest, and shall allow the Company to monitor (at its own expense) any proceedings with respect to such Contest. If the Company is requested by Motorola to pay or, with respect to any Contest relating to any taxable period ending after the Closing Date which also involves any issue for which Motorola is not


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

responsible to indemnify a Tax Indemnitee, the Company, in its sole discretion, determines to pay (or have an Affiliate pay), the Tax claimed and sue for a refund, Motorola shall advance to the Company, or its Affiliate, as the case may be, on an interest-free basis, the amount of such claim (in which case Motorola shall be entitled to any refund received with respect to such Tax). Motorola shall have the right to settle or dispose of the portion of any Contest relating to a Tax issue for which Motorola is responsible to indemnify a Tax Indemnitee pursuant to this Agreement and in which it represents the Company pursuant to this SECTION 10.6 provided, however, that no settlement or other disposition of any claim for Tax which would adversely affect any Tax Indemnitee in any taxable period in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis and the reduction of loss or credit carryovers) shall be agreed to without the Company's prior written consent, which consent shall not be unreasonably withheld if Motorola agrees to fully reimburse the Tax Indemnitee for any such adverse effect.

          10.7 CHARACTERIZATION AS PRICE ADJUSTMENT.

                    (a) All amounts paid pursuant to this Agreement by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the Purchase Price.

                    (b) If, contrary to the intent of the parties as expressed in SECTION 10.7(a) hereof, any payment made pursuant to this Agreement is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the receipt of such payment. For the purposes of this SECTION 10.7(b), the indemnified party will be considered to be liable for Tax in respect of any payment treated as taxable income at the highest marginal tax rate then in effect for corporations in the jurisdiction


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

so characterizing the payment for the year such payment is considered to be earned by the indemnified party.

          10.8 PRIOR TAX SHARING AGREEMENTS. This Agreement terminates and supersedes any and all other tax sharing or allocation agreements in effect on the date hereof as between Motorola or any predecessor or Affiliate thereof on the one hand, and the Company, SCI LLC or the Foreign Entities on the other hand, for all taxes imposed by any federal, state, foreign or local government or taxing authority, regardless of the period for which such taxes are imposed, and obligations of or to the Company, SCI LLC and the Foreign Entities pursuant to any such agreement shall be extinguished as of the Closing Date.

          10.9 SECTION 338(h)(10) ELECTION. Motorola and TPG shall effect the timely filing of a completed Form 8023 and shall take such other steps, including those required by Form 8023 and Treasury Regulation section 1.338(h)(10)-1, as may be necessary to make an effective election for the Company, SCG China Holdings, Inc., SCG Czech Holdings, Inc. and SMP Holdings, Inc. pursuant to section 338(h)(10) of the Code with regard to the Merger. TPG and Motorola shall mutually prepare Form 8594 pursuant to Temporary Treasury Regulation Section 1.1060-1T or shall take such other action required pursuant to the Treasury Regulations under section 338(h)(10) of the Code to report the allocation of the Purchase Price, and shall take similar action with respect to any similar forms required to be filed under state, local, or foreign law (such allocation, including the determination of the aggregate deemed sales price ("ADSP") and modified aggregate deemed sales price ("MADSP") as defined in Treasury Regulations under Code Section 338 hereinafter referred to as the "Purchase Price Allocation"). The Purchase Price Allocation shall be mutually agreed to by TPG and Motorola in accordance with the principles applied in making the allocations set forth in EXHIBIT Q. Motorola and TPG agree


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that any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall, to the extent possible, be made in a manner consistent with such original allocation. Neither Motorola nor TPG shall, nor permit any of their Affiliates to, file any Tax Return, or take any position with a Tax authority, that is inconsistent with the Purchase Price Allocation.

          10.10 COOPERATION ON TAX MATTERS. After the Closing, TPG, the Company, SCI LLC and the Foreign Entities, on the one hand, and Motorola and Affiliates of Motorola, on the other hand, will make available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to the liability for Taxes or potential liability of the Company, SCI LLC or any of the Foreign Entities for Taxes for all periods prior to or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof. TPG, Motorola and the Company agree to cooperate, and to cause their Affiliates to cooperate, with regard to any qualification or filing requirements or similar requirements relating to Taxes described in SECTION 3.8 for the purpose of minimizing such Taxes. Motorola agrees that it will promptly make (and cause its Affiliates to promptly make) all registrations and filings, and take all other actions necessary, to ensure that any refundable or creditable value-added tax (including, but not limited to, V.A.T. under the laws of Mexico and the Philippines and the consumption tax under the laws of Japan) paid by the Company, SCI LLC or any of the Foreign Entities in connection with the Reorganization will give rise to a credit or remittance to the payor in accordance with the laws of the state imposing such value-added tax, except that any such registration, filing or other action to be performed by the Company, SCI LLC or any of the Foreign Entities after the Closing Date shall be done promptly by the Company, SCI LLC or Foreign Entity, as the case may be.


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                                   Article XI

                                 INDEMNIFICATION



          11.1 SURVIVAL PERIODS. Except as provided in SECTION 10.4, all representations and warranties contained or made in, or in connection with, this Agreement or any certificate, document or other instrument delivered in connection herewith, shall survive the Closing for a period of eighteen (18) months; PROVIDED, HOWEVER, that the representations and warranties of Motorola in SECTION 8.16 shall survive until 30 days after the expiration of the applicable statute of limitations and the representations and warranties of Motorola in SECTION 8.17 shall survive for four years from the Closing Date. The covenants and agreements in this Agreement shall survive except to the extent they are specifically limited by their terms. Time periods for indemnities provided for in ancillary agreements will be governed by the provisions of such ancillary agreements.

          11.2 INDEMNIFICATION BY MOTOROLA.

                    (a) Motorola hereby agrees to indemnify and hold harmless TPG Acquisition and the Company from and against any Damages suffered by TPG Acquisition, the Company or SCG Parties arising out of or resulting from
(i) any inaccuracy in or breach by Motorola of its representations or warranties contained in this Agreement (it being understood that any claim pursuant to SECTION 8.4(a) shall be governed by clause (vi) of SECTION 11.2(a) and that any claim pursuant to SECTION 8.21 shall be governed by the provisions of SECTION 11.2(c)), (ii) any breach by Motorola of its obligations, covenants or agreements under this Agreement, (iii) Pre-Closing Environmental Liabilities; PROVIDED, that to the extent that the activities of TPG Acquisition, TPG Holding or the Company have been conducted solely for the purpose of creating a claim that is indemnifiable, Motorola will be relieved of its obligation under this


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SECTION 11.2 with respect to such claim, (iv) any liabilities of the Company arising out of or resulting from conduct of the Company prior to April 30, 1999,
(v) except as provided in SECTION 11.3, any Damages associated with Motorola's ownership, occupancy or use of the Real Property after the Closing Date and any operations related thereto, including but not limited to Damages associated with the Release of Hazardous Substances by Motorola or the protection of the environment, natural resources, or human health, (vi) any inaccuracy in or breach by Motorola of its representations and warranties contained in SECTION 8.4(a), (vii) the Retained Liabilities; or (viii) any obligations of Motorola to the Company for the allocation of assets disputed by the parties pursuant to
Section 4.3 of the Reorganization Agreement, as such dispute is finally determined under Section 4.3 of the Reorganization Agreement. In the event that an indemnification claim can be made pursuant to more than one of the foregoing clauses of this SECTION 11.2(a), the Company shall have the right to elect the clause pursuant to which indemnification shall be claimed.

                    (b)       Notwithstanding anything to the contrary in
SECTION 11.2(a), (i) Motorola shall not be liable for claims arising under
SECTION 11.2(a)(i) unless the aggregate of all such claims under SECTION 11.2(a) exceeds U.S. $5.0 million (the "DEDUCTIBLE AMOUNT"), at which point when such claims equal or exceed the Deductible Amount, Motorola shall be liable for, and provide indemnification with respect to, the amount of all such claims in excess of the Deductible Amount, and (ii) Motorola's liability (x) for claims arising under SECTION 11.2(a)(i), (ii) and (viii) and (y) for claims under Section 16(a)(ii)(Y) of the Transition Services Agreement in excess of U.S.$40.0 million shall not exceed in the aggregate U.S. $100.0 million (the "MAXIMUM AMOUNT"). There shall be no limitation on claims for indemnification pursuant to any other clause of SECTION 11.2(a).


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                    (c)       Any claim under SECTION 8.21 must first attempt to
be resolved using the asset or liability dispute resolution method described in
Section 4.3 of the Reorganization Agreement but shall otherwise be subject to the provisions of this ARTICLE XI, including, without limitation, SECTION 11.2(b).

                    (d) Any payment required to be made by Motorola after the Closing Date pursuant to this ARTICLE XI shall be made to the Company.

          11.3 INDEMNIFICATION BY THE COMPANY. The Company hereby agrees to indemnify and hold harmless Motorola from and against any Damages suffered by Motorola or the Motorola Transferors arising out of or resulting from (i) any inaccuracy in or breach by TPG Acquisition or TPG Holding of its representations or warranties contained in this Agreement, (ii) any breach by TPG Acquisition or TPG Holding of its obligations, covenants or agreements under this Agreement,
(iii) the Assumed Liabilities, or (iv) any obligations of the Company to Motorola for the allocation of assets disputed by the parties pursuant to
Section 4.3 of the Reorganization Agreement, as such dispute is finally determined under Section 4.3 of the Reorganization Agreement. The Company agrees that it will be responsible for, and shall indemnify Motorola against, all Damages associated with TPG Acquisition's or TPG Holding's ownership, occupancy or use of the Real Property and any operations related thereto, after the Closing Date, including, but not limited to, Damages associated with the Release of Hazardous Substances or the protection of the environment, natural resources or human health, but exclusive of Pre-Closing Environmental Liabilities; PROVIDED, that to the extent that the activities of Motorola have been conducted solely for the purpose of creating a claim that is indemnifiable, the Company will be relieved of its obligation under this SECTION 11.3 with respect to such claim.


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          The Company's liability for claims arising under SECTION 11.3(iv)
shall not exceed in the aggregate the Maximum Amount.

          11.4 CERTAIN INDEMNITIES. Notwithstanding anything to the contrary in this ARTICLE XI, Motorola's obligation to indemnify the Company with respect to Non-assumed Tax Liabilities shall not be limited by this ARTICLE XI.

          11.5 GENERAL INDEMNIFICATION PROCEDURES.

                    (a) In the event that any party incurs or suffers any Damages with respect to which indemnification may be sought by such party pursuant to this ARTICLE XI, the party seeking indemnification (the "INDEMNITEE") must assert the claim by giving written notice (a "CLAIM NOTICE") to the party from whom indemnification is sought (the "INDEMNITOR"). The Claim Notice must state the nature, basis and amount (if known) of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third party claim, it must be accompanied by a copy of any written notice from the third party claimant. If the Claim Notice is being given by reason of any third party claim, it shall be given in a timely manner but in no event more than 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice within such time period shall not relieve the Indemnitor of any liability for indemnification under this
ARTICLE XI, except to the extent that the Indemnitor is actually prejudiced thereby. If the amount of the claim is not known at the time the Claim Notice is given, the Indemnitee shall also give notice of such amount to the Indemnitor at such time as the amount of the claim is reasonably ascertainable. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a "CLAIM RESPONSE") within 30 days (the "RESPONSE PERIOD") after the date that the Claim Notice is received by


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Indemnitor. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice in whole or in part. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then such claim shall be conclusively deemed to be an obligation of such Indemnitor.

                    (b) If any Indemnitor shall be obligated to indemnify any Indemnitee hereunder, then such Indemnitor shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period (or at such later time as the amount is ascertainable) the amount to which such Indemnitee shall be entitled (which, where applicable, shall be subject to the procedures and limitations set out in SECTION 11.6).

                    (c) If there shall be a dispute as to the amount or manner of indemnification under this Agreement, then, except in the case of any such dispute involving an Environmental Liability (which, where applicable, shall be subject to the procedures and limitations set out in SECTION 11.6 and
SECTION 11.7 in addition to the procedures set forth in this SECTION 11.5) or any Tax Liability (which, where applicable, shall be subject to the procedures and limitations set out in ARTICLE X), the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within 45 days of receipt by the Indemnitee of the Claims Response, the Indemnitee may pursue whatever legal remedies may be available for the recovery of the Damages claimed from any Indemnitor.

                    (d) If any Indemnitor fails to pay all or any part of any indemnification obligation on or before the later to occur of (x) 45 days after the last day of the applicable Response Period, and (y) if the Claim Notice relates to Damages that have not been determined


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

as of the date of the Claim Notice, the date on which all or any part of such Damages shall have become determined, then the Indemnitor shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate of six percent. The provisions of this SECTION 11.5(d) shall be in addition to, and not in lieu of, any interest or similar amounts which may comprise Damages.

                    (e) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Damages that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee that would have a bearing on such claim.

                    (f) Except as hereinafter provided, in the case of third party claims for which indemnification is sought, the Indemnitor shall have the option: (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (PROVIDED, that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, (2) requires the Indemnitee to admit fault or responsibility or (3) does not provide for a complete release of the Indemnitee by such third party) and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a "VOLUNTARY PARTICIPATION") in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of the claim (a "DEFENSE NOTICE") with


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

counsel of the Indemnitor's choice (and reasonably acceptable to the Indemnitee) at the Indemnitor's expense. Notwithstanding the Indemnitor's election to assume the defense of such action, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnitor to represent the Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnitor and the Indemnitee, and the Indemnitee shall have reasonably concluded that there may be legal defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to assume the defense of such action on Indemnitee's behalf; (iii) the Indemnitor shall not have employed counsel to represent the Indemnitee within a reasonable time after delivery of the Defense Notice; or (iv) the Indemnitor shall authorize the Indemnitee to employ separate counsel at the Indemnitor's expense. Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle without prior written approval from the Indemnitor) the claim. If the Indemnitor declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this ARTICLE XI shall represent indemnifiable Damages under this Agreement. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnitor shall not be


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entitled (except with the consent of the Indemnitee) to take any of the actions referred to in clauses (x), (y) or (z) of the first sentence of this subparagraph unless: (a) the third party claim involves principally monetary damages; and (b) the Indemnitor shall have expressly agreed in writing that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such third party claim.

         11.6     CERTAIN ENVIRONMENTAL INDEMNIFICATION PROCEDURES.

                  (a) MOTOROLA'S RIGHTS TO CONDUCT REMEDIATION. In addition to the other provisions of this ARTICLE XI, if any claim for indemnification is sought against Motorola with respect to any Pre-Closing Environmental Liability, the resolution of which involves or includes Remediation at Real Property owned or operated by TPG Acquisition or its Affiliates, including the Company at the time such Remediation is to be conducted, Motorola may, at its discretion, elect to assume full control over the Remediation in connection with any such claim. Upon receipt of notice of such election in writing from Motorola, the Company shall: (i) provide Motorola (and its duly authorized representatives and consultants) with access to the Real Property at all reasonable times to enable Motorola to perform such Remediation; PROVIDED, that unless required by a final order of a Governmental Authority, Motorola shall not undertake a Remediation at the Real Property without first obtaining the written consent of the Company which will not be unreasonably delayed or withheld; (ii) furnish Motorola with such relevant records, information, reports, studies, data, and cost estimates in the Company's possession; and (iii) participate in such conferences, proceedings, hearings, trials, or appeals regarding any Remediation as the Company chooses or Motorola shall reasonably request with sufficient advance notice. For any Remediation performed by Motorola, Motorola shall: (i) provide the Company with reasonable advance notice to allow the Company to participate in any


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conferences, proceedings, hearings, trials, or appeals regarding any
Remediation; and (ii) prior to submission to any Governmental Authority, provide the Company with a reasonable opportunity to review and approve, which approval shall not be unreasonably withheld, all proposals, reports, submissions, data, correspondence, or other documents; and (iii) consult with the Company regarding any action or lack of action that could reasonably be expected to interfere with the conduct of the Business or result in liability or obligations to the Company under law in effect at the time. In addition, Motorola and the Company may mutually agree, in writing, to allow the Company to assume full control over Remediation at any time during the course of the Remediation. In the event that the Company shall refuse to reasonably cooperate as set forth in this SECTION 11.6(a) with respect to the taking of a Remediation, Motorola shall have no further liability, including obligation to indemnify, to the Company with respect to the Remediation, except to the extent required by law or any Governmental Authority.

                  (b) THE COMPANY'S RIGHTS TO CONDUCT REMEDIATION. If Motorola and the Company agree to allow the Company to assume full control over Remediation pursuant to SECTION 11.6(a), the Company shall (i) after Motorola gives reasonable notice, permit representatives of Motorola (including advisors and consultants) to visit and inspect from time to time any properties to which such a claim for indemnification relates; (ii) after Motorola gives reasonable notice, allow Motorola to enter such properties from time to time for the purposes of conducting such environmental tests as Motorola may reasonably desire with respect to the Liability, all during normal business hours and at Motorola's expense; and (iii) prior to submission to any Governmental Authority, provide Motorola with a reasonable opportunity to review and approve, which approval shall not be unreasonably withheld, all proposals, reports, submissions, data, correspondence, or other documents related to the Remediation. In the event


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

that the Company assumes control of the Remediation and refuses to reasonably cooperate as set forth in this SECTION 11.6(b), Motorola shall have no further liability, including obligation to indemnify, to the Company with respect to the Remediation.

                  (c) MINIMIZATION OF REMEDIATION COSTS. Motorola and the Company agree to use their Reasonable Efforts to minimize costs of Remediations subject to indemnification under this ARTICLE XI, and, in deciding among various alternative courses of Remediation, due consideration shall be given to minimization of costs and minimization of disruption of operations or other use of the property by the Company; PROVIDED, that such Remediation shall be conducted in accordance with the requirements of any Governmental Authority. All Remediation subject to indemnification under this ARTICLE X shall be done in a manner to comply with applicable Remediation Standards and legal requirements but not solely for the purpose of increasing the market value of the property at which such Remediation is being done.

         11.7 ALLOCATION OF SHARED REMEDIATION COSTS. Notwithstanding anything to the contrary in this ARTICLE XI, if a Remediation arises after Closing at the Real Property (other than such Real Property previously owned, leased, used, or occupied by the Joint Ventures) and it is unclear to the extent to which the Company is entitled to indemnification under SECTION 11.2 or Motorola is entitled to indemnification under SECTION 11.3 and for which it is otherwise unclear as to how the costs of such Remediation are to be allocated, Motorola and the Company shall allocate between them any costs of such Remediation in accordance with the following schedule. For the purposes of this
SECTION 11.7, a Remediation shall be deemed to arise upon receipt by either party of a Claim Notice regarding the Remediation from the other party pursuant to SECTION 11.5.


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

                  (a) If the Remediation arises on or before 180 days after the Closing Date, the parties shall presume that the Remediation is related to Motorola's operation of the Business and Motorola shall bear 100% of the costs associated with, related to, or arising from the Remediation unless Motorola can prove that it is more likely than not that the Company's operation of the Business after the Closing Date that caused the costs of Remediation.

                  (b) If the Remediation arises more than 180 days after the Closing Date but on or before the Third Anniversary of the Closing Date, the parties shall presume that the Remediation is related jointly to Motorola's operation of the Business and to the Company's operation of the Business after the Closing Date. Motorola shall bear 75% and the Company shall bear 25% of the costs associated with, related to, or arising from the Remediation unless Motorola can prove that it is more likely than not that the Company's operation of the Business after the Closing Date, caused more than 25% of the cost of Remediation or the Company can prove that the Company's operation of the Business after the Closing Date, caused less than 25% of the cost of Remediation.

                  (c) If the Remediation arises after the Third Anniversary but on or before the Fourth Anniversary of the Closing Date, the parties shall presume that the Remediation is related jointly to Motorola's operation of the Business and to the Company's operation of the Business after the Closing Date. Motorola and the Company shall each bear 50% of the costs associated with, related to, or arising from the Remediation unless the Company can prove that it is more likely than not that Motorola's operation of the Business caused more than 50% of the costs of Remediation or Motorola can prove that Motorola's operation of the Business caused less than 50% of the cost of Remediation.


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

                  (d) If the Remediation arises after the Fourth Anniversary but on or before the Fifth Anniversary of the Closing Date, the parties shall presume that the Remediation is related jointly to Motorola's operation of the Business and to the Company's operation of the Business after the Closing Date. The Company shall bear 75% and Motorola shall bear 25% of the costs associated with, related to, or arising from the Remediation unless the Company can prove that it is more likely than not that Motorola's operation of the Business caused more than 25% of the costs of Remediation or Motorola can prove that Motorola's operation of the Business caused less than 25% of the cost of Remediation.

                  (e) If the Remediation arises after the Fifth Anniversary of the Closing Date, the parties shall presume that the Remediation is related to the Company's operation of the Business after the Closing Date and the Company shall bear 100% of the costs associated with, related to, or arising from the Remediation unless the Company can prove that it is more likely than not that Motorola's operation of the Business caused the costs of Remediation.

         11.8 NET RECOVERY. The amount of any loss, damage or expense for which indemnification is sought under this ARTICLE XI shall be net of any amounts recovered by the Indemnitee under insurance policies, including, without limitation, any title insurance policy, or from any other third parties with respect to such indemnification claims and shall be reduced (or amounts paid by Indemnitor to Indemnitee shall be refunded) to take account of any related tax benefit actually realized from the Indemnitee's payment or incurrence of any loss, damage or expense.

         11.9 CERTAIN LIMITATIONS. Motorola shall not have liability to TPG Acquisition for amounts claimed under SECTION 11.2(a)(i) or (ii) to the extent Motorola proves that any


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member of the TPG Team had actual knowledge at the date of this Agreement of the facts and circumstances of the breach underlying such claim and the extent of such breach.

         11.10 AVAILABILITY OF REMEDIES. (a) Each party acknowledges and agrees that, from and after the Closing, except as set forth in SECTIONS 10.5 and 11.10(b), the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Reorganization Agreement (other than equitable remedies where applicable) shall be pursuant to the indemnification provisions set forth in this ARTICLE XI.

                  (b) None of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omission, nor shall any such provisions limit, or be deemed to limit, the recourse which any such party may seek with respect to a claim for fraud. The parties to each Collateral Agreement shall have no remedy under this Agreement with respect to any claim arising under such Collateral Agreement and the sole and exclusive remedy with respect to any such claim shall arise from in the respective Collateral Agreement, subject to any limitation set forth therein. In addition, the parties to the Reorganization Agreement and all agreements entered into in connection with the transactions contemplated thereunder shall have no remedy under this Agreement with respect to any claim arising under any such agreement, other than with respect to (i) the Collateral Agreements, for which provision is made in the previous sentence and (ii) claims under Section 4.3 of the Reorganization Agreement, for which provision is made under SECTIONS 11.2 and 11.3.


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

                                   ARTICLE XII

       CONDITIONS OF CLOSING APPLICABLE TO TPG ACQUISITION AND TPG HOLDING

                  The obligations of TPG Acquisition and TPG Holding hereunder (including the obligation of TPG Acquisition and TPG Holding to close the transactions and consummate the Merger herein contemplated) are subject to the following conditions precedent:

         12.1 NO TERMINATION. Neither TPG Acquisition nor Motorola shall have terminated this Agreement pursuant to SECTION 14.1.

         12.2     BRING-DOWN OF WARRANTIES.

                  (a) The warranties and representations made by Motorola herein to TPG Acquisition and TPG Holding shall be true and correct on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Motorola shall have performed and complied with all agreements and covenants under SECTION 7.1 on its part required to be performed or complied with on or prior to the Closing Date except, in each case, where the failure of such warranties and representations to be true and correct or the failure to perform and comply with all such agreements and covenants shall not, in the aggregate, have a Material Adverse Effect (except that the representation and warranty made in the third sentence of SECTION 8.4(e) shall be true and correct in all respects) and (b) Motorola shall have performed and complied in all material respects with all agreements, covenants and conditions (other than as set forth in SECTION 7.1) on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, TPG Acquisition and TPG Holding shall have received a certificate executed by the President or any Vice President of Motorola to the foregoing effect.


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

         12.3 NO PROCEEDINGS. (a) No investigation, action, suit, claim, arbitration or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which (i) challenges, or might result in a challenge to, this Agreement or the Merger or any other transaction contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of the Merger and (ii) is not disclosed on the Disclosure Letter.

                  (b) No temporary restraining order, preliminary or permanent injunction, or other order, decree or judgment of any court, agency or other Governmental Authority or other legal restraint or prohibition shall be in effect which would prohibit, render unlawful or materially and adversely affect the ability of any party hereto to consummate, the transactions contemplated by this Agreement in accordance with its terms.

         12.4 REORGANIZATION AGREEMENT. The transactions contemplated by the Reorganization Agreement shall have been substantially completed. Without limiting the foregoing, Motorola and the SCG Parties shall have executed and delivered the Collateral Agreements as provided in the Reorganization Agreement.

         12.5 STOCKHOLDERS AGREEMENT. Motorola shall have executed the Stockholders Agreement with respect to the Company with the terms and provisions substantially as those set forth in the Term Sheet attached hereto as EXHIBIT R (the "STOCKHOLDERS AGREEMENT").

         12.6 REQUIRED CONSENTS AND APPROVALS. The Required Consents and Approvals shall have been obtained in form and substance reasonably satisfactory to TPG Holding and shall be in full force and effect.

         12.7 ADEQUATE FINANCING. The conditions to the funding contemplated by the TPG Financing Commitments with respect to the Financing shall have been satisfied in full or


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

waived, and the cash contemplated by such TPG Financing Commitments shall have been provided or made available to the SCG Parties.

         12.8 ACCOUNTING TREATMENT. TPG Acquisition shall not have received after the date hereof written advice addressed to it from PricewaterhouseCoopers LLP ("PWC") to the effect that PWC has reasonably concluded that the ability to account for the transactions contemplated hereby as a "recapitalization" under the rules and regulations of the SEC shall have been materially and adversely affected by the occurrence of an event after the date hereof.

         12.9 NECESSARY PROCEEDINGS. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement (including the delivery of documents pursuant to SECTION 5.2(a)) and the Reorganization Agreement and all documents incident thereto (other than proceedings and documents which, if not taken or delivered, would not prevent TPG Acquisition from recognizing substantially all of the benefits otherwise to be realized by it hereunder or at a Closing in which all such proceedings and documents had been taken or delivered), shall be reasonably satisfactory in form and substance to TPG Acquisition and its counsel, and TPG Acquisition shall have received copies of such documents as TPG Acquisition and its counsel may reasonably request in connection with said transactions.

         12.10 EXPIRATION OF H-S-R WAITING PERIOD. The waiting period (including extensions thereof) required by the H-S-R Act shall have expired or been terminated.

         12.11 DELIVERY OF FINANCIAL STATEMENTS. Motorola and the Company shall have furnished the Financial Information, in accordance with SECTION 7.6, to TPG Acquisition and to each of the financing providers under the TPG Financing Commitments.

         12.12 INFORMATION TECHNOLOGY CONVERSION. Either (i) the Information Technology Systems shall have been cloned, as contemplated by the Information Technology


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

Termsheet included in the Interim Manufacturing/Transition Agreement, or (ii) a "shadow system" replicating the operation of the Information Technology Systems shall have been established and Motorola shall have furnished to TPG Holding and the Company reasonable commitments to complete such cloning process prior to December 31, 1999, in each case such that the Company shall be able to manage and record appropriately its working capital, cash flow and financial results of operations.

         12.13 PENSION PLAN FUNDING. All amounts required to be paid or transferred by Motorola Transferor to an SCG Party at or prior to the Closing pursuant to the Employee Matters Agreement shall have been so paid or transferred.

         12.14 JOINT VENTURE FINANCING. As of the Closing Date, the aggregate amount of funds that will be required in order to retire or repay all Indebtedness which constitute liabilities which are required to be reflected on a balance sheet in accordance with GAAP (as defined in SECTION 8.4(e) hereof) of the Leshan JV, SEI, Terosil and Tesla will not exceed (a) $95 million if the Closing occurs on or prior to September 1, 1999 or (b) $105 million if the Closing occurs after September 1, 1999 and prior to December 31, 1999.

         12.15 INVENTORY. As of the Closing Date, the level of inventories of the SCG Parties constituting Purchased Assets shall be consistent with the inventory plan provided to TPG Holdings prior to the date hereof.

         12.16 TITLE INSURANCE. Motorola shall have delivered to the Company (at Motorola's cost, except for the cost of any special endorsements or lender's coverage, which shall be borne by the Company) a customary final and binding commitment in form and substance agreeable to TPG Holding, by Commonwealth Land Title Insurance Company (or other mutually agreeable title insurance company) to insure Buyer's (and Buyer's mortgagee's)


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

title, both fee and leasehold, to the Premises and Buildings (each as defined in the Existing Ground Lease).

         12.17 DELIVERY OF FINANCIAL INFORMATION. Motorola shall have delivered to TPG Holding the Financial Information in accordance with Section 7.6.

                  Except for the condition set forth in SECTIONS 12.4 and 12.10, TPG Acquisition and TPG Holding shall have the right to waive any of the foregoing conditions precedent.

                                  ARTICLE XIII

                  CONDITIONS TO CLOSING APPLICABLE TO MOTOROLA

         The obligations of Motorola hereunder (including the obligation of Motorola to close the transactions herein contemplated) are subject to the following conditions precedent:

         13.1 NO TERMINATION. None of TPG Acquisition, TPG Holding or Motorola shall have terminated this Agreement pursuant to SECTION 14.1.

         13.2 BRING DOWN OF WARRANTIES. All warranties and representations made by TPG Acquisition and TPG Holding herein to Motorola shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and TPG Acquisition and TPG Holding shall have performed and complied in all material respects (except for the payment obligations which shall be absolute) with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date, and at the Closing, Motorola shall have received a certificate executed by the President or any Vice President of TPG Acquisition and TPG Holding to the foregoing effect.

         13.3 NO PROCEEDINGS. No investigation, action, suit or proceeding by any Governmental Authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date which (i) challenges or might result in a challenge to this Agreement or the Merger or any other transaction contemplated hereby, or which claims, or might give rise to a claim for, damages against Motorola in a material amount as a result of the consummation of the Merger or any other transaction contemplated hereby and (ii) is not disclosed on the Disclosure Letter.

         13.4 REORGANIZATION AGREEMENT. All transactions contemplated by the Reorganization Agreement shall have been consummated in substantially the manner contemplated by the Reorganization Agreement. Without limiting the foregoing, the Collateral Agreements shall have been executed by the parties thereto as provided in the Reorganization Agreement.

         13.5 STOCKHOLDERS AGREEMENT. TPG Holding shall have executed the Stockholders Agreement with respect to the Company.

         13.6 PAYMENT OF COMPANY NOTES. At the Effective Time, TPG Holding, the Company, and/or SCI LLC shall have funds available to pay the Company Notes simultaneously with the consummation of the Merger and the Redemption.

         13.7 NECESSARY PROCEEDINGS. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and the Reorganization Agreement, and all documents incident thereto, (other than proceedings and documents which, if not taken or delivered, would not prevent TPG Holding from recognizing substantially all the benefits otherwise to be realized by it hereunder or at a Closing in which all such proceedings and documents had been taken or delivered), shall be reasonably satisfactory in form and substance to Motorola and its counsel, and Motorola and its counsel shall have received copies of such documents as they and their counsel may reasonably request in connection with said transactions.

         13.8 EXPIRATION OF H-S-R WAITING PERIOD. The waiting period (including extensions thereof) required by the H-S-R Act shall have expired or been terminated.

         13.9 SOLVENCY OPINION. Motorola shall have received an opinion addressed to the Board of Directors of the Company and Motorola (and any other Affiliates of Motorola required by Motorola) which shall be substantially similar to (and may be the same opinion as) any opinion delivered to any banks or other lenders party to the Senior Credit Facility and which provides assurance or conclusions, from which a reasonable person could obtain assurance that the Recapitalization does not result in a violation of the Delaware fraudulent conveyance statutes, Section 548 of the U.S. Bankruptcy Code or the relevant sections of the Delaware General Corporation Law concerning the payment of dividends, or purchase or redemption of shares, by a corporation.

         Except for conditions set forth in SECTIONS 13.4 and 13.8, Motorola shall have the right to waive any of the foregoing conditions precedent.

                                   ARTICLE XIV

                                   TERMINATION

         14.1 TERMINATION EVENTS. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

                  (a)      by mutual consent of Motorola and TPG Holding;

                  (b) by Motorola if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before September 1, 1999, or such later date as may have been agreed upon in writing by the parties, PROVIDED, that any such failure to close is not due to any failure to perform, default or breach by Motorola; PROVIDED, FURTHER, that Motorola may, in its sole discretion, by providing written notice to TPG Holding no later than August 27, 1999, extend such date from September 1, 1999 to October 1, 1999; PROVIDED, FURTHER, if such date is extended to October 1, 1999, Motorola may, in its sole discretion, by providing written notice to TPG Holding no later than September 27, 1999, further extend such date from October 1, 1999 to November 1, 1999;

                  (c) by TPG Holding, if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before the later of September 1, 1999, and the date as extended by Motorola pursuant to clause (b) above, or such later date as may have been agreed upon in writing by the parties; PROVIDED, that any such failure to close is not due to any failure to perform, default or breach by TPG Acquisition or TPG Holding;

                  (d) by TPG Holding, provided it is not then in breach of any of its obligations hereunder, if Motorola fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Motorola shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within thirty (30) days after TPG Holding delivers written notice thereof; or if there has been a material breach by Motorola of any of its representations, warranties or covenants under this Agreement and the Collateral Agreements which breach is not curable, or, if curable, is not cured within thirty (30) days of written notice thereof; PROVIDED, that TPG Holding shall not have the right to terminate this Agreement under this SECTION 14.1(d) for reason of a material breach by Motorola of any representation or warranty made by it in this Agreement if Motorola shall prove that such breach and the extent thereof was actually known by a member of the TPG Team on the date hereof;

                  (e) by Motorola, provided it is not then in breach of any of its obligations hereunder, if TPG Acquisition or TPG Holding fails to perform in any material respect any covenant in this Agreement when performance thereof is due or TPG Acquisition or TPG Holding shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Motorola delivers written notice thereof; or if there has been a material breach by TPG Acquisition or TPG Holding of any of its representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within thirty (30) days of written notice thereof. Any termination pursuant to this ARTICLE XIV shall not limit or restrict the rights or other remedies of any party;

                  (f) by TPG Holding if it reasonably determines that either the conditions set forth in SECTION 12.7 or the conditions set forth in
SECTION 12.8 cannot be satisfied prior to November 1, 1999;

                  (g) by either TPG Holding or Motorola if any Governmental Authority shall have issued a permanent injunction, order, decree or ruling or taken any other action (which injunction, order, decree or ruling TPG Holding and Motorola shall use their Reasonable Efforts to lift), in each case permanently restraining, enjoining, rendering unlawful or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, the Reorganization Agreement or the Collateral Agreements or any material part thereof in accordance with the terms hereof or thereof, and such order, decree, ruling or other action shall have become final and nonappealable;

                  (h) by TPG Holding if there shall have occurred a Material Adverse Effect which it reasonably determines is not likely to be cured prior to November 1, 1999;

PROVIDED, that if Motorola notifies TPG Holding in writing of the existence of a Material Adverse Effect occurring after the date hereof, TPG Holding shall be entitled to terminate this Agreement pursuant to this SECTION 14.1(h) by reason of the events, circumstances or state of facts having such Material Adverse Effect only for a period of 30 days following TPG Holding's receipt of Motorola's written notice; PROVIDED FURTHER, HOWEVER, that TPG Holding's right to terminate this Agreement shall be reinstated in the event that there shall occur a material and adverse exacerbation of such events, circumstances or state of facts; or

                  (i)      by TPG Holding if the condition set forth in SECTION
12.11 shall not have been satisfied prior to August 1, 1999.

         14.2     TERMINATION FEE.

                  (a) In addition to, and without limiting any other right or remedy of the parties hereto, and notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated pursuant to (i)
SECTION 14.1(b) in circumstances where the only conditions which shall not have been satisfied are those set forth in SECTION 12.7 and/or SECTION 12.8, (ii)
SECTION 14.1(e) or (iii) SECTION 14.1(f), THEN TPG Holding shall pay to Motorola within five (5) days of the date of such termination an aggregate amount equal to the sum of $5.0 million (the "TPG TERMINATION FEE").

                  (b) In addition to, and without limiting any other right or remedy of the parties hereto, and notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by TPG Holding pursuant to SECTION 14.1(d), THEN, Motorola shall pay to TPG Holding within five
(5) days of the date of such termination an aggregate amount equal to the sum of $5.0 million (the "MOTOROLA TERMINATION FEE").


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

                                   ARTICLE XV

                              POST-CLOSING MATTERS

         15.1     FURTHER ASSURANCES.

                  (a) Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intents and purposes of this Agreement.

                  (b) In furtherance of the foregoing, Motorola shall, and shall cause its Affiliates to, afford reasonable access to the Company and its representatives to documents (including making copies at the Company's expense) and other information relating to the Business, the Purchased Assets, Assumed Liabilities and the Joint Ventures.

                                   ARTICLE XVI

                                  MISCELLANEOUS

         16.1     EXPENSES.

                  (a) Motorola shall pay its costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) in connection with this Agreement and the Merger, subject to the provisions of SECTION 3.7(d), SECTION 3.8, SECTION 7.6 and SECTION 14.2.

                  (b) Motorola shall pay the Company's costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses and the costs and expenses of establishing new SCG Post-Closing Entities) in connection with this Agreement incurred through and including the Closing Date; PROVIDED, HOWEVER, that Motorola shall not pay any of the Company's costs and expenses (including attorney's fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) in connection with the Senior Secured Loan, Subordinated Notes, the Bridge Loan, any other credit facility relating to the financing of the transactions contemplated by this Agreement including commitment, arrangement and similar fees thereunder paid to financing providers or their advisors, and fees and expenses incurred in connection with SECTION 7.10, all of which fees and expenses under this proviso shall be paid by either (x) TPG Acquisition if the Closing shall not occur or (y) the Company if Closing shall occur.

                  (c) TPG Holding shall pay all costs and expenses incurred by it including the fees and expenses of attorneys, accountants, financing providers and other advisors in connection with the transactions contemplated hereby, PROVIDED, if the Closing shall occur, such costs, fees and expenses will be borne by the Company at the time of the Closing.

         16.2     FINANCIAL ADVISORS' FEES.

                  (a) Neither Motorola nor any of its Affiliates has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the Merger or any other transaction contemplated hereby, except for Goldman, Sachs & Co., whose fees and expenses shall be paid by Motorola (all obligations of Motorola and its Subsidiaries to Goldman, Sachs & Co. being Retained Liabilities); and except for Goldman, Sachs & Co., the Business has not incurred or paid, and neither TPG Acquisition, TPG Holding nor any SCG Parties will incur or be required to pay, any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with the Reorganization Agreement, this Agreement or the Merger or any other transaction contemplated hereby to any person, firm, corporation or entity acting as broker, finder, investment banker, financial advisor or in any similar capacity on behalf of Motorola or the Business.


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                  (b)      Neither TPG Acquisition nor TPG Holding has retained
any broker, finder, investment banker or financial advisor in connection with this Agreement or the Merger or any other transaction contemplated hereby; and except for the payment at the Closing by the Company to an affiliate of TPG Acquisition and TPG Holding of a transaction advisory fee in an amount previously disclosed by TPG Acquisition and TPG Holding to Motorola, neither TPG Acquisition nor TPG Holding has incurred or paid, and neither Motorola nor any of its Affiliates will incur or be required to pay, any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with the Reorganization Agreement, this Agreement or the Merger to any person, firm, corporation or entity acting as broker, finder, investment banker, financial advisor or in any similar capacity on behalf of TPG Acquisition or TPG Holding.

                  (c) TPG Acquisition, TPG Holding and Motorola agree to indemnify each other and hold each other harmless from any loss, damage or expense resulting from a breach by such party of its respective warranty set forth in this SECTION 16.2 and this indemnity shall not be subject to the limitations set forth in SECTION 11.2.

         16.3 SURVIVAL OF WARRANTIES. All warranties, representations, agreements and covenants made by the respective parties in this Agreement shall survive the Closing Date, subject to SECTION 11.1.

         16.4 ENTIRE AGREEMENT. This Agreement (including the Disclosure Letter and the Exhibits hereto and thereto), the Reorganization Agreement, the Collateral Agreements and the Non-Disclosure Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, except for the


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Non-Disclosure Agreement. Without limiting the foregoing, any information provided to TPG Acquisition, TPG Holding or its representatives pursuant to this Agreement shall be held by TPG Acquisition or TPG Holding and its representatives in accordance with, and shall be subject to the terms of, the Non-Disclosure Agreement dated November 10, 1998 (the "NON-DISCLOSURE AGREEMENT") by and among TPG Acquisition, TPG Holding and Motorola, all of the terms of which are hereby incorporated in this Agreement as though fully set forth herein.

         16.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

         16.6 SAVINGS CLAUSE. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

         16.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties. No party hereto may assign or transfer any of its rights or obligations under this Agreement, except with the prior written consent of the other parties hereto, except that (i) TPG Holding shall be entitled to assign its rights hereunder to an Affiliate of TPG Holding, and (ii) the Company shall be entitled to assert its rights hereunder to or for the account of the Senior Secured Lender solely and specifically for the purpose of securing the Financing, which assignment in either case shall not affect TPG Holding's or the Company's obligations under this Agreement.


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         16.8     NO THIRD-PARTY BENEFICIARY; NO RECOURSE.

                  (a) This Agreement is for the sole benefit of the parties and nothing herein expressed or implied shall give or be construed to give any person or entity other than the parties any legal or equitable rights hereunder.

                  (b) The directors, officers and stockholders of the parties hereto and their Affiliates shall not have any personal liability or obligation arising under this Agreement, the Reorganization Agreement or the Collateral Agreements or any transaction contemplated hereby or thereby solely by reason of their capacity as such.

         16.9 CAPTIONS. The captions of the various Sections and Articles of this Agreement have been inserted only for convenience and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

         16.10    GOVERNING LAW AND CONSENT TO JURISDICTION.

                  (a) The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of New York, not including the "conflict of laws" rules of the state.

                  (b) Each of the parties irrevocably submits to the jurisdiction of (i) the Supreme Court of New York of the State of New York, and
(ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth herein shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and


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unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of New York of the State of New York or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         16.11 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, sent by facsimile or telecopy or sent by registered or certified mail, postage prepaid, and properly addressed as follows:

                  TO MOTOROLA, THE COMPANY OR SCI LLC:

                  Motorola, Inc.
                  1303 E. Algonquin Road
                  Schaumburg, IL 60196
                  Attention: General Counsel
                  Fax: 847/576-3628

                  WITH COPY TO:

                  Winston & Strawn
                  35 West Wacker Drive
                  Chicago, Illinois 60601
                  Attention: Oscar A. David, Esq.
                  Fax: 312/558-5700

                  TO TPG ACQUISITION OR TPG HOLDING:

                  TPG Semiconductor Holdings Corp.
                  c/o Texas Pacific Group
                  201 Main Street
                  Suite 2420
                  Fort Worth, Texas  76102
                  Attention:  Richard A. Ekleberry, Esq.
                  Fax:  (817) 871-4010


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

                  WITH COPY TO:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, New York  10006
                  Attention:  Paul J. Shim, Esq.
                  Fax:  (212) 225-3999

         Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         All notices and other communications required or permitted under this Agreement which are addressed as provided in this SECTION 16.11 if delivered personally or sent by facsimile or telecopy shall be effective upon delivery, and if delivered by mail, shall be effective upon deposit in the United States mail, postage prepaid.

         16.12 U.S. DOLLARS. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

         16.13 AMENDMENT; WAIVER. The parties hereto may amend this Agreement by mutual consent in any respect. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any such amendment or waiver, to be effective, must be in writing and be signed by the party against whom enforcement of the same is sought.

         16.14 SPECIFIC PERFORMANCE. In the event Motorola should fail to comply with the terms of SECTION 7.3, TPG Holding shall be entitled, in addition to other relief, as may be


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proper, to equitable relief as may be necessary to cause Motorola and the
Company to comply with SECTION 7.3.



[SIGNATURE PAGE FOLLOWS]




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         IN WITNESS WHEREOF, the undersigned have executed this Agreement and
Plan of Recapitalization and Merger the day and year first above written.

                                      MOTOROLA, INC.

                                      By:      /s/ Keith Bane
                                         ---------------------------------------
                                      Title:   Executive Vice President
                                             -----------------------------------

                                      SCG HOLDING CORPORATION

                                      By:      /s/ Theodore W. Schaffner
                                         ---------------------------------------
                                      Title:   Attorney in Fact
                                            ------------------------------------


                                      SEMICONDUCTOR COMPONENTS
                                      INDUSTRIES, LLC

                                      By:  SCG HOLDING CORPORATION,
                                           its sole member

                                      By:  /s/ Theodore W. Schnaffer
                                         ---------------------------------------
                                      Title:   Attorney in Fact
                                             -----------------------------------

                                      TPG SEMICONDUCTOR HOLDINGS CORP.

                                      By:      /s/ Dipanjan Deb
                                         ---------------------------------------
                                      Title:   Vice President
                                             -----------------------------------

                                      TPG SEMICONDUCTOR ACQUISITION CORP.

                                      By:      /s/ Dipanjan Deb
                                         ---------------------------------------
                                      Title:   Vice President
                                             -----------------------------------